UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EAGLE ROCK ENERGY PARTNERS, LP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Eagle Rock Energy Partners, L.P
1415 Louisiana Street, Suite 2700
Houston, Texas 77002

August 3, 2010

To our common unitholders:

        You are cordially invited to attend a special meeting of the common unitholders of Eagle Rock Energy Partners, L.P. (the "Partnership") to be held at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002 on September 17, 2010, at 9:00 a.m., Houston, Texas time.

        The following pages contain the formal Notice of the Special Meeting and the Proxy Statement. At the special meeting, you will be asked to consider and vote upon a proposal (the "LTIP Proposal") to approve the terms of an amendment and restatement of the Eagle Rock Energy Partners Long Term Incentive Plan (the "Proposed LTIP"). The Proposed LTIP is intended to provide incentive compensation awards that encourage superior performance and serve to attract and retain the services of individuals who are essential for our growth and profitability.

        Our board of directors has called the special meeting and unanimously approved the Proposed LTIP and issuance from time to time of common units by us under the Proposed LTIP. Our board of directors believes that the Proposed LTIP is in the best interests of our unitholders and the Partnership and unanimously recommends that the unitholders approve the LTIP Proposal.

        Your vote is very important.    Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card or voting instruction card and return it promptly. If you do so, you retain the right to revoke the proxy and vote in person if you attend the special meeting.

        I urge you to review carefully the attached proxy statement, which contains a detailed description of the LTIP Proposal to be voted upon at the special meeting. This proxy statement is dated August 3, 2010, and is first being mailed to unitholders on or around August 10, 2010.

Sincerely,

Joseph A. Mills,
Chairman of the Board of Directors and Chief Executive Officer Eagle Rock Energy G&P, LLC

Eagle Rock Energy Partners, L.P
1415 Louisiana Street, Suite 2700
Houston, Texas 77002

SPECIAL MEETING OF COMMON UNITHOLDERS
To Be Held on September 17, 2010

To our common unitholders:

        A special meeting of our common unitholders will be held at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002 on September 17, 2010, at 9:00 a.m., Houston, Texas time. At the meeting, our unitholders will be asked to consider a proposal (the "LTIP Proposal") to approve the terms of the Amended and Restated Eagle Rock Energy Partners, L.P. Long Term Incentive Plan (the "Proposed LTIP"), which is intended to provide incentive compensation awards that encourage superior performance and serve to attract and retain the services of individuals who are essential for our growth and profitability. We seek to achieve the Proposed LTIP's purpose primarily by providing grants of restricted units. A copy of the form of Proposed LTIP is included as Exhibit A to the attached proxy statement.

        The Proposed LTIP will not be effective unless approved by our unitholders. A quorum of more than 50% of our outstanding common units as of the record date present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we submit the LTIP Proposal to our unitholders for a vote. However, under the rules of the Nasdaq Global Select Market, the LTIP Proposal requires the approval of a majority of the votes cast by our unitholders. Our general partner may adjourn the special meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the LTIP Proposal.

        We have set the close of business on July 30, 2010 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of common unitholders entitled to vote is on file at our principal offices, 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002, and will be available for inspection by any unitholder during the meeting.

        YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold common units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your common units through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name. You will retain the right to revoke any proxy at any time before the vote, or to vote your common units personally if you attend the special meeting and are a record holder or in possession of a legal proxy from your broker.

Charles C. Boettcher
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL
MEETING TO BE HELD ON SEPTEMBER 17, 2010

The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the
Special Meeting are available at http://www.eaglerockenergy.com.

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:    Why am I receiving these materials?

A:
We are asking you to consider and vote upon a proposal (the "LTIP Proposal") to approve the terms of the Amended and Restated Eagle Rock Energy Partners Long Term Incentive Plan (the "Proposed LTIP"), which is intended to provide incentive compensation awards that encourage superior performance and serve to attract and retain the services of individuals who are essential for our growth and profitability. The Proposed LTIP will not be effective unless and until we receive the approval of our common unitholders.

  The board of directors of Eagle Rock Energy G&P, LLC ("G&P"), the general partner of Eagle Rock Energy GP, L.P., our general partner, which we refer to as our board of directors, has called the special meeting.

Q:    Where and when is the special meeting?

A:
We will hold a special meeting of common unitholders on September 17, 2010, at 9:00 a.m., local time, at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002 .

Q:    Who is entitled to vote at the special meeting?

A:
All of our common unitholders of record at the close of business on July 30, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. The number of common units outstanding as of the record date will be used in determining whether a quorum is present at the meeting.

Q:    What unitholders approvals are required?

A:
The LTIP Proposal requires the approval of a majority of the votes cast by our unitholders. In addition, we must have a quorum of more than 50% of our outstanding common units as of the record date present in person or by proxy to permit us to conduct the proposed business at the special meeting.

Q:    What do I need to do now?

A:
After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your common units will be represented and voted at the special meeting.

  If your common units are held in "street name," please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate our unitholders and to allow you to confirm that your instructions have been properly recorded.

  The method you use to submit a proxy will not limit your right to vote in person at the special meeting if you later decide to attend the special meeting. If your common units are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the special meeting.

Q:
If my common units are held in "street name" by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:
No. Your broker will not be able to vote your common units without instructions from you. Broker non-votes may occur when a person holding units through a bank, broker or other nominee does not provide instructions as to how the shares or units should be voted, and the broker lacks discretionary authority to vote on a particular proposal. Please follow the procedure your broker provides to vote your units. A broker non-vote will not be considered in determining the presence of a quorum and will have no effect on the vote to approve the LTIP Proposal at the special meetings, assuming we have a quorum.

Q:    What happens if I abstain from voting my common units?

A:
An abstention occurs when a unitholder abstains from voting (either in person or by proxy) on the proposal. In connection with the special meeting, abstentions will be considered in determining the presence of a quorum. However, an abstention will be the equivalent of a vote against the LTIP Proposal.

Q:    If I am planning on attending the special meeting in person, should I still submit a proxy?

A:
Yes. Whether or not you plan to attend the special meeting, you should submit a proxy card or voting instruction card. Generally, our common units will not be voted if the holder of such common units does not submit a proxy card or voting instruction card and, in the case of a record holder, if such holder does not vote in person at the special meeting.

Q:    What do I do if I want to change my vote after I have delivered by proxy card or voting instruction card?

A:
You may change your vote at any time before your common units are voted at the special meeting. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the Secretary of our general partner at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas, 77002, in time to be received before the special meeting stating that you revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•
by attending the special meeting and voting in person.

  If your common units are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:    What should I do if I receive more than one set of voting materials for the special meeting?

A:
You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:    Can I submit a proxy by telephone or the internet?

A:
Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Voting instructions for using the telephone or internet procedures are described on your proxy card.

Q:    Who can I contact for further information?

A:
If you have questions about the special meeting or the LTIP Proposal, please contact our proxy solicitor at:

Morrow & Co., LLC
470 West Avenue—3rd Floor
Stamford, CT 06902
Email: EROC.info@morrowco.com

Banks and Brokerage Firms, please call (203) 658-9400

Unitholders, please call (800) 607-0088

THE PARTNERSHIP

        We are a domestically-focused, growth-oriented, publicly-traded master limited partnership engaged in the business of:

  •
  gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting natural gas liquids ("NGLs"); and marketing natural gas, condensate and NGLs, which collectively we refer to as our "Midstream Business;" and

  •
  acquiring, developing and producing hydrocarbons in oil and natural gas properties, which we refer to as our "Upstream Business."

        Our Midstream Business is strategically located in five significant natural gas producing regions: (i) the Texas Panhandle; (ii) East Texas/Louisiana; (iii) South Texas; (iv) West Texas; and (v) the Gulf of Mexico. These five regions are productive, mature, natural gas producing basins that have historically experienced significant drilling activity. As of December 31, 2009, Eagle Rock's natural gas gathering systems within these regions were comprised of approximately 5,200 miles of natural gas gathering pipelines with approximately 2,700 well connections, 19 natural gas processing plants with approximately 757 MMcf/d of plant processing capacity and 203,580 horsepower of compression. Our Midstream Business averaged 587 MMcf/d of gathered volumes and 348 MMcf/d of processed volumes during 2009.

        Our Upstream Business has long-lived, high working interest properties located in four significant oil and natural gas producing regions: (i) South Alabama (where we also operate the associated gathering and processing assets); (ii) East Texas; (iii) South Texas; and (iv) West Texas. As of December 31, 2009, these working interest properties included 260 operated productive wells and 149 non-operated wells with net production to us of approximately 5,300 Boe per day and proved reserves of approximately 33.8 Bcf of natural gas, 7.5 MMBbls of crude oil, and 6.1 MMBbls of natural gas liquids, of which 88% are proved developed.

        Our executive offices are located at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002. The telephone number is (281) 408-1200.

 APPROVAL OF THE EAGLE ROCK ENERGY PARTNERS
LONG TERM INCENTIVE PLAN

        Eagle Rock Energy G&P, LLC intends to adopt an amendment and restatement of the Eagle Rock Energy Partners Long Term Incentive Plan, which we refer to as the Proposed LTIP, subject to the approval of our unitholders. G&P is the general partner of our general partner. Both G&P and our general partner are wholly owned subsidiaries of the Partnership.

        G&P currently sponsors the Eagle Rock Energy Partners Long Term Incentive Plan (the "Current LTIP"), pursuant to which 2,000,000 of our common units may be issued. As of July 30, 2010, 120,370 common units were available for future awards under the Current LTIP and 931,174 common units were the subject of outstanding awards under the Current LTIP. The Current LTIP provides for the granting of restricted units, unit options, phantom units and unit awards. With the approval of the Proposed LTIP, we will be able to continue to use the aforementioned equity-based compensation alternatives in structuring arrangements for our personnel. The Proposed LTIP will also make available unit appreciation rights and other unit-based awards, through which eligible persons may acquire and maintain ownership in us. While we are cognizant of the potential dilutive effect of compensatory unit awards, we also recognize the significant motivational, retention and performance benefits that are achieved from making such awards.

Description of the Proposed LTIP

        The description of the Proposed LTIP set forth below is a summary of the material features of the Proposed LTIP. This summary, however, does not purport to be a complete description of all the provisions of the Proposed LTIP. The summary is qualified in its entirety by reference to the Proposed LTIP, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

        The purpose of the Proposed LTIP is to promote our interests by providing incentive compensation awards that encourage superior performance. The Proposed LTIP is also intended to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability and to encourage those individuals to devote their best efforts to advancing our business. We seek to achieve the Proposed LTIP's purpose by primarily providing grants of (i) restricted units, (ii) unit options, (iii) unit appreciation rights, (iv) phantom units, (v) unit awards, (vi) other unit-based awards, or (vii) any combination of such awards. The Proposed LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Administration of the Proposed LTIP

        The Proposed LTIP will be administered by the board of directors of G&P, which we refer to as our board of directors, or a committee thereof, which we refer to as the plan administrator, pursuant to the terms of the Proposed LTIP and all applicable state, federal, or other rules or laws. Unless otherwise limited by the Plan or applicable law, the plan administrator has broad discretion to administer the Proposed LTIP, interpret its provisions, and adopt policies for implementing the Proposed LTIP. This discretion includes the power to determine to whom and at what time awards will be granted, to determine the number of common units to be covered by awards, to prescribe and interpret the terms and provisions of each award agreement (the terms of which may vary), to determine under what circumstances an award may be vested, settled, exercised, canceled or forfeited, to delegate duties under the Proposed LTIP, to terminate, modify or amend the Proposed LTIP, and to execute all other responsibilities permitted or required under the Proposed LTIP. All designations, determinations, interpretations, and other decisions under or with respect to the Proposed LTIP or any award will be within the sole discretion of the plan administrator and will be final, conclusive, and binding upon all persons, including us, G&P, our general partner, any of our affiliates, any Participant (as defined below), and any beneficiary of any award.

 Persons Who May Participate in the Proposed LTIP

        Any employee of, and any individual who renders consulting or advisory services to, G&P or its affiliates (including the Partnership and its subsidiaries), and any non-employee member of our board of directors or of the board of directors of an affiliate of G&P (each, an "Eligible Person") who is designated by the plan administrator to receive an award under the Proposed LTIP will be a "Participant." Any individual granted an award which remains outstanding under the Proposed LTIP, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the Proposed LTIP. There are currently seven non-employee directors, 19 officers and approximately 88 other employees who are eligible to participate in the Proposed LTIP. A Participant under the Proposed LTIP will be eligible to receive an award pursuant to the terms of the Proposed LTIP and subject to any limitations imposed by appropriate action of the plan administrator. No award may be granted if the award relates to a number of common units which exceeds the number of common units which remain available under the Proposed LTIP minus the number of common units issuable in settlement of or relating to outstanding awards.

Common Units Subject to the Proposed LTIP

        Subject to any adjustment due to recapitalization or reorganization permitted under the Proposed LTIP, the Proposed LTIP increases the number of additional common units that may be granted for any and all awards by 5,000,000 common units, to a total of 7,000,000. On July 30, 2010, the closing price of our common units was $6.18 per unit.

        Common units withheld to satisfy tax withholding obligations will not be considered to be common units delivered under the Proposed LTIP for purposes of applying the maximum unit limit under the Proposed LTIP. In addition, if an award is forfeited, cancelled, exercised or otherwise terminates or expires without the actual delivery of common units to a Participant, the common units that were subject to the award will again be available for new awards under the Proposed LTIP. There are not any limitations on the number of awards under the Proposed LTIP that may be granted and paid in cash. The common units sold pursuant to the Proposed LTIP may be common units acquired in the open market or from any person, including us or one of our affiliates, or any combination of the foregoing. The fair market value of the common units on a given date will be the closing sales price of a common unit as reported on the NASDAQ Global Select Market on the market trading day prior to the applicable day for which the fair market value determination is being made. There are no fees, commissions or other charges applicable to a grant or purchase of common units under the Proposed LTIP.

Awards

        Unit Options.    We may grant unit options to purchase a specific number of common units under the Proposed LTIP at a set price. The exercise price of each unit option granted under the Plan will be determined by the plan administrator at the time the unit option is granted, and each unit option will have an exercise price that is not less than the fair market value of the common units on the date of grant, unless the unit option is a substitute for a previously granted award.

        The plan administrator will determine the manner in and time or times at which a unit option will vest and become exercisable, in whole or in part, including, without limitation, any accelerated vesting upon the achievement of specified performance goals or upon a change of control (as defined in the Proposed LTIP or an applicable award agreement). The plan administrator will also determine the methods and form of payment for the exercise of a unit option (including, without limitation, payment in cash, check acceptable to G&P, a "cashless-broker" exercise through procedures approved by G&P, or any combination thereof) and the methods and forms in which common units will be delivered to a Participant. Unless otherwise waived by the plan administrator, a unit option which is not vested will be forfeited by the Participant upon termination of the Participant's employment with or services to us or membership on our board of directors, whichever is applicable.

        Unit Appreciation Rights.    A unit appreciation right is an award that, upon or following exercise, entitles the holder to receive the excess of the fair market value of a common unit on a specified date on or following exercise over the grant price of the unit appreciation right. The excess may be paid in cash and/or in common units as determined by the plan administrator in its discretion. The plan administrator has the authority to determine to whom unit appreciation rights will be granted, the number of common units to be covered by each grant, and the conditions and limitations applicable to the exercise of the unit appreciation right. The grant price per unit appreciation right will be determined by the plan administrator at the time the unit appreciation right is granted, and each unit appreciation right must have an exercise price that is not less than the fair market value of the common units on the date of grant, unless the unit appreciation right is a substitute for a previously granted award.

        The plan administrator will determine the time or times at which a unit appreciation right may be exercised in whole or in part, including, without limitation, any accelerated vesting upon the achievement of specified performance goals or upon a change of control (as defined in the Proposed LTIP or an applicable award agreement). Unless otherwise waived by the plan administrator, all outstanding, unvested unit appreciation rights awarded to a Participant will be automatically forfeited by the Participant upon termination of the Participant's employment with or services to us or membership on our board of directors, whichever is applicable.

        Restricted Unit Awards.    A restricted unit is a common unit granted under the Proposed LTIP that is subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the plan administrator in its discretion. The plan administrator has the authority to determine to whom restricted units will be granted, the number of restricted units to be granted to each Participant, the duration of any restrictions, the conditions under which the restricted units may become vested or forfeited (including but not limited to a provision for accelerated vesting upon a change of control (as defined in the Proposed LTIP or an applicable award agreement)), and any other terms and conditions as the plan administrator may establish with respect to the awards. Upon or as soon as reasonably possible following the vesting of each restricted unit, subject to any applicable federal income tax withholding, a Participant will be entitled to have the restrictions removed from his or her award so that the Participant then holds an unrestricted common unit. Unless otherwise waived by the plan administrator, a restricted unit which is subject to forfeiture restrictions will be forfeited by a Participant upon termination of the Participant's employment with or services to us or membership on our board of directors, whichever is applicable.

        To the extent provided by the plan administrator in its discretion, a grant of restricted units may provide that a distribution made by us with respect to the restricted units (a "Unit Distribution Right" or "UDR") will be subject to the same forfeiture and other restrictions as the restricted unit. If restricted, UDRs will be held, without interest, until the restricted unit vests or is forfeited, with the UDR being paid or forfeited at the same time, as the case may be. Absent a restriction on UDRs in the applicable award agreement, UDRs will be paid to the holder of the restricted unit without restriction at the same time as cash distributions are paid by us to our unitholders.

        Phantom Unit Awards.    A phantom unit is a right to receive a common unit or an amount of cash equal to the fair market value of a common unit if certain conditions set forth in the award agreement are met. The plan administrator has the authority to determine the Eligible Persons to whom phantom units will be granted, the number of phantom units to be granted to each Participant, and any other terms and conditions as the plan administrator may establish. The plan administrator, in its discretion, may subject settlement of the phantom units to specified performance conditions and may provide that the phantom units will vest upon a change of control (as defined in the Proposed LTIP or an applicable award agreement). Upon vesting of each phantom unit, subject to any applicable federal income tax withholding, the Participant will be entitled to settlement of the phantom unit and shall receive either a common unit or cash equal to the fair market value of a common unit, as determined by the plan administrator in its discretion. Unless otherwise provided by the plan administrator, a phantom unit will be forfeited upon termination of a Participant's employment with or services to us or membership on our board of directors, whichever is applicable, if such termination occurs prior to the vesting of the phantom unit.

        Unit Awards.    The plan administrator may, in its discretion, grant to Eligible Persons unit awards, which are grants under the Proposed LTIP of common units that are not subject to vesting restrictions. Unit awards may be in lieu of or in addition to other compensation payable to a Participant.

        Other Unit-Based Awards.    Other unit-based awards, which are awards that are based, in whole or in part, on the value or performance of a common unit or are denominated or payable in common units, may be granted to Eligible Persons selected by the plan administrator in its discretion. The plan administrator shall determine the terms and conditions of any such other unit-based award. Cash awards, either as an element of or supplement to any other award, may also be granted pursuant to the Proposed LTIP.

        Distribution Equivalent Rights.    To the extent provided by the plan administrator in its discretion, an award granted under the Proposed LTIP (other than a Restricted Unit or Unit Award) may include a contingent right, granted in tandem with a specific phantom unit, to receive cash equal to the amount of any cash distributions made by us with respect to a common unit during the period a phantom unit is outstanding (a "Distribution Equivalent Right" or "DER"). A tandem DER grant may provide that the DER will be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the plan administrator), be subject to the same vesting restrictions as the phantom unit, or be subject to other provisions or restrictions as determined by the plan administrator in its discretion. Absent a restriction on DERs in the applicable award agreement, DERs will be paid to the holder of the phantom unit without restriction at the same time as cash distributions are paid by us to our unitholders.

        Substitute Awards.    Awards may be granted under the Proposed LTIP in substitution for similar awards held by individuals who become Eligible Persons as a result of a merger, consolidation or acquisition by us or an affiliate of another entity or the assets of another entity. Such substitute awards that are unit options may have exercise prices less than the fair market value of a common unit on the date of the substitution if such substitution complies with Section 409A.

Other Provisions

        Performance Conditions.    The vesting or settlement of any award granted under the Proposed LTIP may be subject to performance conditions specified by the plan administrator. Performance conditions will be based on one or more business criteria for us or units of our partnership including, but not limited to, the following: (A) earnings per unit, (B) increase in revenues, (C) increase in cash flow, (D) increase in cash flow from operations, (E) increase in cash flow return, (F) return on net assets, (G) return on assets, (H) return on investment, (I) return on capital, (J) return on equity, (K) economic value added, (L) operating margin, (M) contribution margin, (N) new income, (O) new income per unit, (P) pretax earnings, (Q) pretax earnings before interest, depreciation and amortization, (R) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, (S) total unitholder return, (T) debt reduction, (U) market share, (V) change in the fair market value of the units, (W) operating income, (X) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the plan administrator including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies.

        Tax Withholding.    Unless other arrangements are made, we or one of our affiliates are authorized to withhold from any award, from any payment due or transfer made under any award or from any compensation or other amount owing to a Participant, the amount (in cash, common units, or other property) of any applicable taxes payable with respect to the grant of an award, its settlement, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award. Directors and consultants will be required to make their own arrangements for satisfying any applicable taxes payable with respect to an award.

        Anti-Dilution Adjustments.    If any "equity restructuring" event occurs that could result in an additional compensation expense under Accounting Standards Codification Topic 718 ("Topic 718") if adjustments to awards with respect to such event were discretionary, the plan administrator will equitably adjust the number and type of common units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the plan administrator will adjust the number and type of common units with respect to which future awards may be granted under the Proposed LTIP. With respect to a similar event that would not result in a Topic 718 accounting charge if adjustment to awards was discretionary, the plan administrator shall have complete discretion to adjust awards in the manner it deems appropriate. In the event the plan administrator makes any adjustment in accordance with the foregoing provision, a corresponding and proportionate adjustment shall be made with respect to the maximum number of common units available under the Proposed LTIP and the kind of units or other securities available for grant under the Proposed LTIP.

        Change of Control.    Upon a change of control (as defined in the Proposed LTIP) and upon certain other events specified in the Proposed LTIP, the plan administrator may, in its discretion, take one or more of the following actions: (i) provide for the termination of an award in exchange for cash, (ii) provide for the replacement of an award with other rights or property, (iii) provide that an award will be assumed by the successor or surviving entity or be exchanged for similar awards of any such entity, with appropriate adjustments as to the number and kind of equity interests and prices, (iv) adjust the number and type of common units subject to outstanding awards and the other terms and conditions of outstanding awards, (v) provide that an award will be exercisable or payable and/or will be fully vested and nonforfeitable, or (vi) provide that an award cannot be exercised or become payable after a change of control. Notwithstanding the foregoing, in the event the occurrence giving rise to the plan administrator's exercise of its powers is a transaction pursuant to which the surviving entity has a class of securities that are readily tradable on an exchange, the plan administrator will not have the authority to terminate and cash out such award but will instead be required to provide for the assumption of the award by such successor or survivor entity.

        Amendment.    Our board of directors may terminate or amend the Proposed LTIP or any part of the Proposed LTIP at any time with respect to any common units for which a grant has not yet been made, including increasing the number of common units that may be granted, subject to the requirements of the exchange upon which the common units are listed at that time and of applicable tax and securities laws. The plan administrator may also waive any conditions or rights under, amend the terms of or alter any outstanding award as long as no such change would materially reduce the rights or benefits of a Participant without the consent of the Participant. Our board of directors may amend the Plan or any award to cause such award to be exempt from Section 409A or to comply with the requirements of Section 409A or any other applicable law. Without the approval of our unitholders, our board of directors may not exchange or substitute previously granted unit options or unit appreciation rights in a transaction that constitutes a repricing under the NASDAQ listing rules or cause us to offer to purchase or exchange for cash unit options or unit appreciation rights if, at the time of the offer, the fair market value of our common units is less than the exercise price of the unit options or unit appreciation rights.

        Transferability of Awards.    Unit options and unit appreciation rights are only exercisable by the Participant during the Participant's lifetime, or by the person to whom the Participant's rights pass by will or the laws of descent and distribution. No other award or right granted under the Proposed LTIP may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered and any such purported transfer shall be void and unenforceable. Notwithstanding the foregoing, the plan administrator may, in its discretion, allow a Participant to transfer a unit option or a unit appreciation right without consideration to an immediate family member or a related family trust, limited partnership, or similar entity on the terms and conditions established by the plan administrator from time to time.

        Following the transfer of any award described above, the award will remain subject to the same terms and conditions as were applicable to the award immediately prior to transfer except that the term "Participant" will be deemed to refer to the transferee of the award to the extent appropriate to enable the transferee to exercise the transferred award in accordance with the terms of the Proposed LTIP and applicable law. The provisions of the award relating to exercisability will continue to be applied with respect to the original Participant and, following the occurrence of any event described in the applicable award agreement, the awards will be exercisable by the transferee only to the extent and for the periods that would have been applicable in the absence of the transfer. Any Participant desiring to transfer an award as permitted above will make application in the manner and time specified by the plan administrator and will comply with any other requirements the plan administrator may impose to assure compliance with all applicable securities laws.

Federal Income Tax Consequences

        The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the Proposed LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of Participants in the Proposed LTIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, unit options or unit appreciation rights that provide for a "deferral of compensation" within the meaning of Section 409A, phantom units, and certain other awards that may be granted pursuant to the Proposed LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

        Unit Options; Unit Appreciation Rights.    Participants will not realize taxable income upon the grant of a unit option or a unit appreciation right. Upon the exercise or, if later, the settlement of a unit option or a unit appreciation right, a Participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash or the fair market value of the common units received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any common units received pursuant to the exercise of a unit appreciation right, or pursuant to the cash exercise of a unit option, that equals the fair market value of the common units on the date of exercise. Subject to the discussion under "—Tax Code Limitations on Deductibility" below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

        When a Participant sells the common units acquired as a result of the exercise of a unit option or unit appreciation right, any appreciation (or depreciation) in the value of the common units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

        The Proposed LTIP allows the plan administrator to permit the transfer of awards in limited circumstances. See "—Other Provisions—Transferability of Awards."

        The Internal Revenue Service (the "IRS") has not provided formal guidance on, nor even specifically addressed, the income tax consequences of a transfer of unit options or unit appreciation rights. However, the IRS has informally indicated that after a transfer of stock options (other than pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the option. If stock options are transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time. Unit options granted under the Proposed LTIP will likely be subject to the same tax treatment.

        The transfer of a unit option may result in gift tax consequences to a Participant. The amount of the transferor's gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the option at the time of the gift. The value of the option may be affected by several factors, including the difference between the exercise price and the fair market value of the common units, the potential for future appreciation or depreciation of the common units, the time period of the option and the illiquidity of the option. Federal gift tax will be limited by (i) the annual exclusion per donee (currently $13,000 for 2010), (ii) the transferor's lifetime unified credit, or (iii) the marital or charitable deductions. Gifted unit options, to the extent subject to transfer taxes, will not be included in the Participant's gross estate for purposes of the federal estate tax or the generation-skipping transfer tax. Whether such consequences apply to unvested options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

        Phantom Unit Awards; Restricted Unit Awards; Other Awards.    A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of a grant of an award in the form of a phantom unit award, but rather, will generally recognize ordinary compensation income at the time he receives common units or a cash payment in satisfaction of the phantom unit award in an amount equal to the fair market value of the common units received or the cash payment, whichever is applicable. In addition, the Participant will be subject to ordinary income tax upon the payment of a DER or a UDR. In general, a Participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the common units when the common units are received, provided, that if the common units are not transferable or are subject to a substantial risk of forfeiture when received, the Participant will recognize ordinary compensation income in an amount equal to the fair market value of common units (i) when the common units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make an valid election under Section 83(b) of the Internal Revenue Code, or (ii) when the common units are received, in cases where a Participant makes a valid election under Section 83(b) of the Internal Revenue Code.

        A Participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common units or cash received. Directors and consultants must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the Proposed LTIP. Distributions that are received by a Participant prior to the time that the common units are taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on common units. The tax basis in the common units received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant's capital gains holding period in those common units will commence on the date of receipt of the common units.

        Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

        Tax Code Limitations on Deductibility.    In order for the amounts described above to be deductible by G&P or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

        Limited Partnership Interest.    We are not a taxable entity, and as such, we do not incur any federal income tax liability. Instead, each holder of our common units is required to report on his income tax return his share of our income, gains, losses and deductions in computing his federal income tax liability, regardless of whether cash distributions are made to him by us. Distributions by us to a holder of common units are generally not taxable unless the amount of cash distributed is in excess of the holder's adjusted basis in his interest. Usually at the beginning of each year, we will mail to each partner a Schedule K-1 showing the amounts of income, gains, losses, and deductions that the partner is required to reflect on his federal income tax return as a limited partner for the preceding year. A limited partner will not qualify for using Form 1040EZ or 1040A, and may not file his federal income tax return until he has received his Schedule K-1 and reflected the relevant information contained therein in his tax return.

Plan Benefits under the Proposed LTIP

        The awards, if any, that will be made to Eligible Persons under the Proposed LTIP are subject to the discretion of the plan administrator, and thus we cannot currently determine the benefits or number of common units subject to awards that may be granted in the future to our executive officers, employees and consultants or to members of our board of directors under the Proposed LTIP. Therefore, the New Plan Benefits Table is not provided.

        We made annual equity grants under the Current LTIP to our executive officers in 2009, which are reported in the "Grants of Plan-Based Awards" table on page 27 of this proxy statement. If the Proposed LTIP is approved, we anticipate making another annual equity grant to our executive officers and certain employees under the Proposed LTIP for 2010, but the amount of such grants is not determinable at this time. Such awards will be subject to a vesting schedule that will be specified in the applicable award agreement, and the number of common units subject to such awards will be determined at the date of grant of such awards.

Vote Required

        A majority of the votes cast on this proposal by the holders of our common units is required for the approval of the Proposed LTIP.

Recommendation

        Our board of directors recommends a vote "FOR" approval of the Proposed LTIP.

 INTERESTS OF CERTAIN PERSONS IN THE LTIP PROPOSAL

        Employees of the Partnership or any subsidiary or affiliate of the Partnership, and the members of our board of directors will be eligible to receive awards under the Proposed LTIP if it is approved. Accordingly, the members of our board of directors and the executive officers of G&P have a substantial interest in the passage of the LTIP Proposal.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF G&P

        The following table sets forth the beneficial ownership of our units as of July 30, 2010 held by:

  •
  each person or group of persons who beneficially own 5% or more of the then outstanding common units;

  •
  each member of our board of directors;

  •
  each named executive officer of G&P; and

  •
  all current directors and executive officers of G&P as a group.

Name of Beneficial Owner(1)(2)	Common Units Beneficially Owned	% of Common Units Beneficially Owned
Eagle Rock Holdings, L.P.(3)(8)	14,297,402	16.6%
Montierra Minerals & Production, L.P.(3)(4)(5)(8)	5,065,686	6.0%
Joseph A. Mills(3)(6)	459,773	*	%
Jeffrey P. Wood(3)(6)	187,354	*	%
Alfredo Garcia(3)(6)	11,032	*	%
Charles C. Boettcher(3)(6)	226,974	*	%
Steven G. Hendrickson(3)(6)	194,987	*	%
Joseph E. Schimelpfening(3)(6)	206,870	*	%
William E. Puckett(3)(6)	79,641	*	%
Peggy A. Heeg(6)	16,667	*	%
Kenneth A. Hersh(7)(8)	25,601,705	28.8%
William J. Quinn(8)	17,000	*	%
Philip B. Smith(6)	45,609	*	%
William A. Smith(6)	37,121	*	%
John A. Weinzierl(8)	14,960	*	%
William K. White(6)	54,459	*	%
Herbert C. Williamson, III(6)	16,667	*	%

All directors and executive officers as a group (15 persons)	27,170,819	30.5%

(1)
Unless otherwise indicated, the address for all beneficial owners in this table is 1415 Louisiana Street, Suite 2700, Houston, Texas 77002.

(2)
All units are subject to the beneficial owner's sole voting and dispositive power unless otherwise indicated in the footnotes below.

(3)
Natural Gas Partners VII, L.P. ("NGP VII"), Natural Gas Partners VIII, L.P. ("NGP VIII"), Montierra Minerals & Production, L.P. ("Montierra"), Joseph A. Mills, Jeffrey P. Wood, Alfredo Garcia, Charles C. Boettcher, Steven G. Hendrickson, Joseph E. Schimelpfening and William E. Puckett, based on equity ownership and profits interests in Eagle Rock Holdings, L.P. ("ERH") and Eagle Rock GP, LLC, its general partner which NGP VII and NGP VIII own a majority interest in and which owns all the general partner interest in ERH, have the right to receive distributions (based on equity units and Tier I incentive interests which achieved payout target) in the following percentages, respectively: 25.2%, 49.2%, 8.1%, 0.3%, 0.6%, 3.2%, 0.2%, 0.1%, 0.1% and 0.6%. Our common units held by ERH are not being reported in this table as beneficially owned by each of the limited partners and profits interests holders, except for NGP VII and NGP VIII (See footnote (7) below).

(4)
See footnote (7) below for a description of NGP VII's ownership and control of this beneficial owner.

(5)
NGP VII, Joseph A. Mills, Steven G. Hendrickson and Joseph E. Schimelpfening, based on equity ownership and profits interests in Montierra and Montierra Management LLC, have the right to receive distributions (based on equity units only, as no tier of incentive interests has achieved payout target) in the following percentages, respectively: 96.9%, 1.9%, 0.1% and 0.1%. NGP VII appoints three managers on the board of Montierra Management LLC ("Montierra Management"), which serves as the general partner of Montierra. NGP VII also owns a majority limited partner interest in Montierra Management, and thus may be deemed to beneficially own all of the reported securities of Montierra Management and Montierra.

(6)
The information provided in this footnote is as of the date of this proxy statement and the referenced vesting is subject to the terms and conditions of our Current LTIP and the particular award agreement(s) covering the grant(s) of such restricted units. The warrants referenced in this footnote are freely tradeable until May 15, 2012 and exercisable on each of August 15, 2010, November 15, 2010, March 15, 2011, May 15, 2011, August 15, 2011, November 15, 2011, March 15, 2012 and May 15, 2012.

Joseph A. Mills beneficially owns 459,773 units, 60,000 of which are warrants and 200,00 of which are unvested units. Of the 200,000 unvested units, 66,000 units will vest within one year, 66,000 additional units will vest within two years and the remaining 68,000 units will vest within three years.

Jeffrey P. Wood beneficially owns 187,354 units, 25,290 of which are warrants and 100,000 of which are unvested units. Of the 100,000 unvested units, 33,000 units will vest within one year, 33,000 additional units will vest within two years and the remaining 34,000 units will vest within three years.

Alfredo Garcia beneficially owns 11,032 units, all of which are vested.

Charles C. Boettcher beneficially owns 226,974 units, 32,643 of which are warrants and 100,000 of which are unvested units. Of the 100,000 unvested units, 33,000 units will vest within one year, 33,000 additional units will vest within two years and the remaining 34,000 units will vest within three years.

Steven G. Hendrickson beneficially owns 194,987 units, 38,507 of which are warrants and 100,000 of which are unvested units. Of the 100,000 unvested units, 33,000 units will vest within one year, 33,000 additional units will vest within two years and the remaining 34,000 units will vest within three years.

William E. Puckett beneficially owns 79,641 units, 1,000 of which are warrants and 40,000 of which are unvested units. Of the 40,000 unvested units, 13,200 units will vest within one year, 13,200 additional units will vest within two years and the remaining 13,600 units will vest within three years.

Joseph E. Schimelpfening beneficially owns 206,870 units, 31,942 of which are warrants and 100,000 of which are unvested units. Of the 100,000 unvested units, 33,000 units will vest within one year, 33,000 additional units will vest within two years and the remaining 34,000 units will vest within three years.

Peggy A. Heeg beneficially owns 16,667 units, all of which are unvested units. Of the 16,667 unvested units, 5,550 will vest within one year, 5,550 will vest within two years and the remaining 5,567 units will vest within three years.

Philip B. Smith beneficially owns 45,609 units, 9,386 of which are warrants and 13,337 of which are unvested units. Of the 13,337 unvested units, 4,401 will vest within one year, 4,401 will vest within two years and the remaining 4,535 units will vest within three years.

William A. Smith beneficially owns 37,121 units, 7,642 of which are warrants and 13,337 of which are unvested units. Of the 13,337 unvested units, 4,401 will vest within one year, 4,401 will vest within two years and the remaining 4,535 units will vest within three years.

William K. White beneficially owns 54,459 units, 11,211 of which are warrants and 13,337 of which are unvested. Of the 13,337 unvested units, 4,401 will vest within one year, 4,401 will vest within two years and the remaining 4,535 units will vest within three years.

Herbert C. Williamson, III beneficially owns 16,667 units, all of which are unvested units. Of the 16,667 unvested units, 5,550 will vest within one year, 5,550 will vest within two years and the remaining 5,567 units will vest within three years.

(7)
G.F.W. Energy VII, L.P., GFW VII, L.L.C., G.F.W. Energy VIII, L.P. and GFW VIII, L.L.C. may be deemed to beneficially own the units held by ERH that are attributable to NGP VII and NGP VIII by virtue of GFW VII, L.L.C. being the sole general partner of G.F.W. Energy VII, L.P. (which is the general partner of NGP VII) and GFW VIII, L.L.C. being the sole general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII). Kenneth A. Hersh, who is an Authorized Member of each of GFW VII, L.L.C. and GFW VIII, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of those units. NGP VII and NGP VIII collectively own a majority limited partner interest in ERH and NGP VII owns a majority limited partner interest in Montierra. NGP VII and NGP VIII control the general partner of ERH. NGP VII controls the general partner of Montierra. NGP VII owns 100% of NGP Income Management L.L.C. ("NGP Income Management") and may be deemed to beneficially own all of the units of NGP Income Management. Kenneth A. Hersh may be deemed to share dispositive power over the units held by NGP VII; thus, he may also be deemed to be the beneficial owner of these units. In addition to the amounts deemed beneficially owned, NGP VII also has direct beneficial ownership of 3,004,733 units, which includes (i) 2,353,115 units and (ii) 651,618 units issuable upon exercise of the warrants, and NGP VIII also has direct beneficial ownership of 3,113,708 units, which includes (i) 2,438,457 units and (ii) 675,251 units issuable upon the exercise of the warrants. Mr. Hersh disclaims beneficial ownership of our units except to the extent of his pecuniary interest therein.

(8)
Common units beneficially owned includes common units issuable upon exercise of warrants that are freely tradeable until May 15, 2012 and exercisable on each of August 15, 2010, November 15, 2010, March 15, 2011, May 15, 2011, August 15, 2011, November 15, 2011, March 15, 2012 and May 15, 2012. ERH beneficially owns 3,066,886 common units issuable upon the exercise of warrants. Montierra beneficially owns 1,098,565 common units issuable upon the exercise of warrants. Kenneth A. Hersh beneficially owns 5,518,381 common units issuable upon the exercise of warrants. William J. Quinn beneficially owns 3,500 common units issuable upon the exercise of warrants. John A. Weinzierl beneficially owns 3,080 common units issuable upon the exercise of warrants.

EXECUTIVE COMPENSATION

        In connection with the filing of this proxy statement, the U.S. Securities and Exchange Commission (the "SEC") rules require us to provide executive compensation information for our most recently completed fiscal year similar to the information we provide annually in our Annual Report on Form 10-K. Because the year ended December 31, 2009 is our most recently completed fiscal year, the Executive Compensation section of this proxy statement substantially mirrors the Executive Compensation section set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. Please note, however, that to the extent we have taken certain actions related to the compensation of our executive officers or directors since the filing of our Annual Report on Form 10-K, we have provided additional disclosures regarding such actions.

        The following discussion of executive compensation contains references to our employee benefit plans and an Omnibus Agreement. These descriptions are qualified in their entirety by reference to the full text of the plans and Omnibus Agreement, which have been filed by us as exhibits or are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 with the SEC.

 Overview of Executive Officer Compensation

  Historic and Current Governance Structure

        As a publicly-traded limited partnership, our operations are managed by our general partner, Eagle Rock Energy GP, L.P., which in turn is managed by its general partner, Eagle Rock Energy G&P, LLC, which we refer to as G&P. When we refer to "our employees," "our officers," "our directors" or similar statements, we are referring to individuals who are employed by G&P and serve us or who hold officer positions for G&P and serve us.

        Prior to the GP Acquisition described below, G&P and our general partner were directly or indirectly wholly owned subsidiaries of Eagle Rock Holdings, L.P., an affiliate of Natural Gas Partners, which we refer to as "Holdings."

        Employee costs, such as salaries, bonuses, benefits, reimbursements and other cash payments, have historically been funded by payments received by G&P through an Omnibus Agreement, which G&P entered into with us, along with other of our affiliates, in connection with our initial public offering on October 24, 2006. We have recognized and recorded these expenses in our financial statements on an accrual basis and in the same period as G&P or its affiliates incur them on our behalf.

        On January 12, 2010, we entered into an Amended and Restated Securities Purchase and Global Transaction Agreement (the "Global Transaction Agreement"), which was approved by our unitholders on May 21, 2010. Pursuant to the terms of the Global Transaction Agreement, we exercised our option to acquire all of the outstanding equity interests in our general partner (other than interests held by G&P) and G&P, in exchange for the issuance to Holdings of 1,000,000 of our common units on July 30, 2010 (the "GP Acquisition"). Our directors, officers and employees continue to be employed by G&P, which is now our wholly owned subsidiary but continues to manage us. In connection with the GP Acquisition, our Omnibus Agreement was terminated. Following the termination of the Omnibus Agreement, we entered into a new Administrative Services Agreement with G&P that provides for the reimbursement of G&P in exchange for its provision of services to us and the funding of salaries, bonuses, benefits, reimbursement and other cash payments.

  Compensation Overview

        Prior to our initial public offering, as a private company, compensation arrangements were determined on an individual basis and resulted primarily from negotiations between our management group and our private equity investors. These private equity investors are funds of Natural Gas Partners, which we refer to as "NGP."

        Upon becoming a publicly-traded limited partnership, we altered our internal organization to follow the guidelines and processes of the appropriate governance standards for a publicly-traded limited partnership, including standards that apply to executive compensation decisions. As of the date of filing of this proxy statement, we have nine members on our board of directors, five of whom are independent board members as determined in accordance with the NASDAQ Global Select Market standards for independence, including Peggy A. Heeg and Herbert C. Williamson, III, who became directors promptly following the GP Acquisition. Three members of our board of directors, William A. Smith, John A. Weinzierl, and Philip B. Smith, serve as our Compensation Committee, which we refer to as the "Compensation Committee" or the "Committee." Mr. W. Smith serves as Chairman of the Committee, and Messrs. W. Smith and P. Smith meet the standards for independence under the NASDAQ Global Select Market. Mr. Weinzierl is a managing director of the NGP private equity funds.

        Prior to 2008 and except with respect to executive officers hired in 2007 and 2009, compensation for our executive officers was set by the amounts previously put in place through negotiations by our management and our private investors, usually as set by the general partner of Holdings, which we refer to as the "Holdings Board."

        In early 2008, the Compensation Committee redesigned our executive compensation program to better attract, motivate, and retain key executives and to reward executives for creating and improving the value of our company. In this regard, the Compensation Committee engaged Towers Perrin (now known as Towers Watson), a nationally recognized compensation consulting firm with experience in assisting master limited partnerships that own and operate upstream or midstream oil and gas assets. The Compensation Committee and our Chief Executive Officer worked with Towers Perrin to refine our executive compensation design, including compensation of our Chief Executive Officer, and to ensure that compensation to our executive management is commensurate with executive management compensation among industry peers and that our overall compensation fosters a performance-oriented environment by aligning a meaningful portion of each executive's cash and equity compensation to the achievement of performance targets which are important to us and our unitholders. In this regard, our Chief Executive Officer worked closely with both the Compensation Committee and Towers Perrin, including attending routine Compensation Committee meetings and meeting with representatives of Towers Perrin.

        On January 5, 2009, the Compensation Committee set the base salary and bonus target for, and made initial restricted common unit grants under the Current LTIP and Holdings incentive interests grants to, Jeffrey P. Wood in connection with his employment as Senior Vice President and Chief Financial Officer of G&P. In connection with his hiring, Mr. Wood received a grant of 50,000 restricted common units on January 5, 2009.

        On December 30, 2009, the Compensation Committee recommended, and our board of directors approved, a grant of restricted units pursuant to our Long-Term Incentive Plan to the following named executive officers as set forth below.

Restricted Common Units Granted on December 30, 2009
Joseph A. Mills	200,000
Jeffrey P. Wood	100,000
Charles C. Boettcher	100,000
Steven G. Hendrickson	100,000
Joseph E. Schimelpfening	100,000

 Discussion and Analysis of Executive Compensation

Goals of the Compensation Program

        The Committee has focused on establishing an executive compensation program which is intended to attract, motivate, and retain key executives and to reward executives for creating and improving the value of our company. The goal of the program is to foster a performance-oriented environment by aligning a meaningful portion of each executive's cash and equity compensation to the achievement of performance targets that are important to us and our public unitholders. In 2009, the Committee analyzed all facets of our named executive officers', as well as all other officers', total compensation based on these goals, and the Committee engaged its compensation consultant, Towers Perrin (now known as Towers Watson), to produce a study, utilizing compensation survey data and published compensation data for a peer group of publicly traded peer companies, intended to assist the Committee and management in determining compensation for our named executive officers. Because we have a combination of both midstream assets and upstream assets, which is not a typical combination for publicly-traded limited partnerships, part of the Committee's evaluation process was to identify and develop an appropriate peer group for this benchmarking process. In this regard, the Committee relied heavily on the expertise and guidance of Towers Watson. Ultimately, the Committee decided on a peer group consisting of the following companies, which the Committee, in consultation with management and Towers Watson, felt incorporated an appropriate combination of business strategy (i.e., a mix of upstream and midstream businesses), financial size (as measured by financial metrics such as revenues, assets and market cap), and geographic spread, for the purposes of reviewing top executive pay:

Atlas Pipeline Partners, L.P.	DCP Midstream Partners, LP	MarkWest Energy Partners, L.P.
BreitBurn Energy Partners L.P.	Encore Acquisition Company	Petrohawk Energy Corporation
Brigham Exploration Company	EV Energy Partners, L.P.	Petroquest Energy, Inc.
Buckeye Partners, L.P.	Goodrich Petroleum Corporation	Quicksilver Resources Inc.
Cabot Oil & Gas Corporation	Hiland Partners, LP	Regency Energy Partners LP
Comstock Resources, Inc.	Legacy Reserves LP	Swift Energy Company
Copano Energy, L.L.C.	Linn Energy, LLC	Whiting Petroleum Corporation
Crosstex Energy, L.P.	Magellan Midstream Partners, L.P.

        In April 2010, the Compensation Committee, in consultation with management and Towers Watson, revised the composition of the peer group to consist of the following companies:

Atlas Pipeline Partners, L.P.	Legacy Reserves LP	Quicksilver Gas Services, L.P.
BreitBurn Energy Partners L.P.	Linn Energy, LLC	Targa Resources Partners, L.P.
Copano Energy, L.L.C.	MarkWest Energy Partners, L.P.	Regency Energy Partners LP
Crosstex Energy, L.P.	Martin Midstream Partners, L.P.	Vanguard Natural Resources, LLC
DCP Midstream Partners, LP	Penn Virginia Resource Partners, L.P.	Western Gas Partners, L.P.
EV Energy Partners, L.P.

        Management, upon consultation with Towers Watson, recommended the adoption of the new peer group to better reflect our current situation and business focus. In particular, the new peer group is comprised solely of limited partnerships and limited liability companies, which generally have governance and management structures more similar to ours as compared to corporations. In addition, given the then-pending sale of our minerals business, which was completed on May 24, 2010, management and the Compensation Committee believed it was appropriate for the peer group to contain fewer companies focused on the exploration and production business and more companies focused on the midstream business. The new peer group has been utilized by the Committee in making compensation determinations since its adoption in April 2010.

        Except for the position of CEO, compensation data from this analysis are not necessarily comparable to our named executive officers' positions in terms of individual position responsibility, but rather in terms of pay rank. We array peer group compensation data based on pay rank (e.g., highest paid executive, second highest paid executive, etc.) because the same executive positions are not consistently reported from one company to another, and it is difficult to determine specific position responsibilities of peer group officers for comparison to our own officers' position responsibilities from titles alone.

        In addition to publicly-disclosed peer group pay data being presented by Towers Watson, the Committee also reviewed compensation data provided by Towers Watson for individuals holding positions similar to the named executive officers obtained from compensation survey sources. Survey data presented were collected from a combination of industry-specific and general industry sources. Energy industry data were collected from Mercer's 2008 Energy Industry Compensation Survey, which includes data for 217 organizations across a variety of energy industry segments (including upstream and midstream oil and gas). General industry data were also presented to the Committee from Towers Watson's 2008 General Industry Executive Compensation Survey, which includes data for over 800 companies across a variety of industries. Survey data provided from both sources are reflective of pay data for companies with revenues of between $500 million and $1 billion, and may be considered "size adjusted." Although the Committee reviewed survey data in addition to public peer group data in order to have some additional broader-market perspective on the Partnership's compensation programs, and to help identify emerging trends in compensation in the broader marketplace, in making decisions on individual pay levels, the Committee relied most heavily on the public peer group data in reviewing executive pay.

        Upon completion of its review, the Committee targeted for our overall executive compensation program, excluding any equity or incentive interests at Holdings and/or Montierra, to be approximately at the 50th percentile among this peer group, but actually ended-up between the 25th and 50th percentile among the peer group.

        Our executive compensation program currently has the following three principal elements: base salary, cash bonuses and equity. This mix of compensation balances compensation with the Partnership's short term and long term goals. We will continue to evaluate the benefit of this mix as well as the benefit of the mix of components of our equity element.

Base Salary

  2009

        In early 2008, following a presentation of a study prepared by Towers Watson, the Compensation Committee elected to maintain 2008 base salary rates at the levels set forth below for each of our named executive officers other than Mr. Wood, who had not yet begun his employment with us. The salaries in effect during 2009 for our named executive officers were as follows.

Joseph A. Mills	$400,000
Jeffrey P. Wood	$250,000
Alfredo Garcia	$210,000
Charles C. Boettcher	$243,750
Steven G. Hendrickson	$220,000
Joseph E. Schimelpfening	$220,000

        Mr. Mills' base salary was established at a level that the Compensation Committee determined to be commensurate with Mr. Mills' experience and knowledge in the energy industry and which would properly motivate Mr. Mills. In doing so, the Committee considered Mr. Mills prior performance and also sought to target the 25th - 50th percentile for Mr. Mills' overall compensation as among the peer group outlined in the Towers Perrin study. The base salaries of Messrs. Wood, Garcia, Boettcher, Hendrickson, and Schimelpfening were similarly established, by iterating to target the 50th percentile for named executive officers in the publicly-traded peer group from the Towers Watson study.

  2010

        In February 2010, the Compensation Committee determined to increase base salary rates for our named executive officers to the levels set forth below. These salaries were effective as of April 1, 2010.

Joseph A. Mills	$407,000
Jeffrey P. Wood	$255,000
Alfredo Garcia	$214,000
Charles C. Boettcher	$250,000
Steven G. Hendrickson	$224,000
Joseph E. Schimelpfening	$226,000

        The adjustment to Mr. Mills' base salary was made by the Compensation Committee after considering Mr. Mills' prior performance, reviewing his overall compensation relative to the peer group outlined in the Towers Watson study and after considering Mr. Mills did not receive a base salary increase for 2009. The Committee sought to adjust Mr. Mill's compensation to maintain the previous target of the 25th - 50th percentile for Mr. Mills' overall compensation as among the peer group. The base salaries of the remainder of the named executive officers were similarly determined, by iterating to target the 50th percentile for named executive officers in the peer group from the Towers Watson study and taking into consideration that the named executive officers did not receive any base salary increases for 2009.

  Going Forward

        For the remainder of 2010 and in subsequent years, the Committee will analyze the appropriateness of base salaries through two primary means: first, through surveys of public information and other benchmarking techniques of our executive compensation with respect to our peer group, which the Committee will continue to identify and develop, as part of the named executive officer's overall compensation; and, second, through a review process of base salaries on an annual basis to determine if the performance of both Eagle Rock (as an overall enterprise) and the executive officers (as a group and individually) support the continued or adjusted base salaries. For 2010, the Committee has set specific performance factors and goals for Eagle Rock with respect to its cash bonus decisions specifically, but the Committee will also use those targets as a guideline in making base salary decisions in the future. The Committee will continue to evaluate the appropriate levels of performance factors and goals as a tool to measure and reward performance. See the discussion of the Eagle Rock Performance Goals below under "—Cash Bonus—2010 Going Forward."

Cash Bonus

  2009

        For 2009, the Committee has authorized the payment of cash bonuses to the named executive officers, including our Chief Executive Officer, and other employees based on a review of Eagle Rock's overall performance during 2009 and the individual performance of the executive officer or other employee, resulting in cash bonuses to the named executive officers, paid on March 15, 2010, as follows:

Joseph A. Mills	$361,000
Jeffrey P. Wood	$142,500
Alfredo Garcia	$84,788
Charles C. Boettcher	$138,938
Steven G. Hendrickson	$104,500
Joseph E. Schimelpfening	$114,950

        For 2009, the target cash bonus for our named executive officers, as a percentage of their respective base salaries, was 100% for Mr. Mills and 50% for our other named executive officers.

        The Committee made its decisions based on the following predetermined enterprise performance goals and factors as guidelines for the Committee. These goals and factors were communicated to the executive officers and other employees during the year.

Financial Goals:
• Adjusted EBITDA	$188.5 million(1)
• Maintenance Capital Expenditures	Not to exceed $20,000,000 (excluding increases for any new acquisitions or major organic growth projects)
• Growth Capital Expenditures	Not to exceed $20,000,000 (excluding increases for any new acquisitions)
• Target IRR (for Capital Projects)	To be at (or greater than): 18% IRR for Midstream Business; and 25% IRR for Upstream Business
• Operating Expenses	Not to exceed $55,000,000 in aggregate ($0.20/Mcfe) for Midstream Business $25,000,000 in aggregate ($2.09/Mcfe) for Upstream Business
• Finding & Development Costs (Upstream)	Not to exceed $10.50 / BOE
Environmental and Safety Goals:
• Recordable Incident Rate	Not to exceed 2.0
• Spills	No major NRC Recordable Spills
• Regulatory Compliance Program:	• Complete Environmental Air Permitting Audits
• Complete Permitting for Disclosed Air Permitting Deficiencies
• File Regulatory Forms on time and Training for key Operations personnel on TCEQ rules
• Continue to implement proactive Environmental, Health and Safety Program
• Implement Drug and Alcohol Program Required Training Matrix and Internal Audit Plan
Governance Goals:
• Sarbanes Oxley Compliance	No material weaknesses in Sarbanes Oxley Section 404 Attestation Audit of Internal Controls Over Financial Reporting

(1)
Adjusted EBITDA enterprise performance goal for 2008 was $190.0 million.

        When making its bonus assessment for 2009, the Committee first determined that in 2009 the Partnership achieved at least 95% of each of the financial, maintenance capital expenditures, governance and operating expenses (for the Midstream Business) targets as well as the majority of the environmental and safety targets. The Partnership achieved at least 81% of the targets for growth capital expenditures and operating expenses (for the Upstream Business). The Committee determined that bonuses should be funded to the employees taking into consideration the successful achievement of a high percentage of the targets (including, most notably, the 98.4% achievement of Adjusted EBITDA target which does not include gains realized from the October 2009 hedge reset transactions) as well as (i) the continued decrease in the recordable incident rate, (ii) the completion of the environmental air permitting audits and (iii) the measurable reduction in enforcement violations received.

        For the 2009 bonus payments, the achievement of the employee's individual goals was a key factor in determining an employee's bonus, the formula of which takes into account the following factors: annual base salary, bonus target percentage, funding percentage (as determined by our board of directors and dependent on achievement of the Partnership's enterprise goals, individual performance factor (discretionary value from 0-125%) and any applicable proration factor if an employee was not employed for the full fiscal year). The Chief Executive Officer and other named executive officers' bonus percentages were established by the Committee at the beginning of 2009, with input from the Chief Executive Officer regarding targets for named executive officers (other than the Chief Executive Officer), and the Committee based its determinations of the individual performance component on the individual performance measured against the individual performance goals and targets established by the Committee for (and communicated during 2009 to) each named executive officer.

  2010 Going Forward

        For 2010 and subsequent years, the Committee intends to continue providing annual incentive compensation (cash bonuses) to allow Eagle Rock to:

  •
  Reward achievement of financial or operational goals (earnings, safety, cost control, personnel development, and strategic initiatives) so that total compensation more accurately reflects actual company and individual performance; and

  •
  Convert a portion of fixed employee costs into variable costs.

        In furtherance of these stated intentions, the Committee recommended to our board of directors to adopt, and our board of directors adopted, the 2010 Short Term Incentive Bonus Plan on December 30, 2009.

        The performance factors and goals of the Partnership were developed through an iterative effort of the Committee with input from the Chief Executive Officer and other senior management members. As a result, the 2010 Short Term Incentive Bonus Plan contains specific financial, safety and operational targets (the "Enterprise Goals") as follows:

Financial Goals:
• Adjusted EBITDA	A specified dollar amount that we do not disclose for competitive reasons
• Maintenance Capital Expenditures	Not to exceed $25,500,000 (excluding acquisitions or major organic growth projects)
• Growth Capital Expenditures	Target: $14,500,000 (excluding acquisitions)
Upstream development Unit costs not to exceed $1.01 / MCFE
Target IRR hurdles for all capital projects will be at (or greater than):
18% IRR for Midstream Projects; and
25% IRR for Upstream Projects
• Operating Expenses	Upstream: Not to exceed $22,100,000 (excludes TOTI)
Unit OPEX not to exceed a specified dollar amount per MCFE that we do not disclose for competitive reasons
Midstream: Not to exceed $55,000,000 (excludes TOTI)
Unit OPEX not to exceed a specified dollar amount per MCFE of throughput that we do not disclose for competitive reasons
Environmental and Safety Goals:
• Recordable Incident Rate	Not to exceed 1.50
• Preventable Vehicle Incidents	Not to exceed 5
• Implementation of a contractor safety management program designed to drive contractor safety performance at Eagle Rock's work sites
• Environmental and Regulatory Compliance:	Implementation of the OpsInfo EMIS System
Implementation of an internal audit program of EH&S policies, procedures, and training across both operating segments
• NRC Recordable Spills	No major spills
Governance Goals:
• Sarbanes Oxley Compliance	No material weaknesses in Sarbanes Oxley Section 404 Attestation Audit of Internal Controls

        Management believes that the Adjusted EBITDA is achievable at a 90% level assuming the economic environment is consistent with our current forecast and we perform at or above historical standards.

        In addition to the Enterprise Goals set forth above, pursuant to the 2010 Short Term Incentive Bonus Plan, each employee must document a set of measurable individual goals in support of the achievement of the Enterprise Goals. The achievement of his or her Individual Goals will be a key factor in determining an employee's actual bonus payout, the formula of which takes into account the following factors:

  •
  Annual Base Salary

  •
  Bonus Target Percentage

  •
  Funding Percentage, determined by our board of directors and dependent on achievement of the Enterprise Goals above

  •
  Individual Performance Factor, discretionary value from 0 to 125% depending on individual performance relative to the employee's Performance Appraisal Rating

  •
  Proration Factor

        The Committee maintains ultimate discretion in assigning the Individual Performance Factor for the Chief Executive Officer, and upon recommendation from the Chief Executive Officer, maintains discretion in assigning the Individual Performance Factor for the leadership team. For 2010, the target cash bonus for our named executive officers, as a percentage of their respective base salaries, is 100% for Mr. Mills and 50% for our other named executive officers. Our board of directors maintains ultimate discretion in determining whether our Enterprise Goals have been met such that funding is appropriate, and if so what level of funding (Funding Percentage) is appropriate.

Long-Term Incentives

        We offer long-term incentive awards to eligible employees, including our named executive officers, through the 2006 Long-Term Incentive Plan of Eagle Rock Energy Partners, L.P., as amended in 2008 to increase the aggregate available common units for grant and further amended in 2009 for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the "Current LTIP." The Current LTIP is described in further detail below. Current LTIP awards are intended to further align the interests of our employees with the interests of our public unitholders through shared ownership of Eagle Rock. In addition, we have proposed the amendment and restatement of the Current LTIP to incorporate the modifications in the Proposed LTIP discussed under "Approval of the Eagle Rock Energy Partners Long-Term Incentive Plan."

        Additionally, although we do not control the ability to cause equity incentive grants by Holdings, the Holdings Board, controlled by NGP, in the past has from time-to-time granted equity in Holdings to certain of our employees, including our named executive officers, when such equity is available—primarily because of forfeitures upon the departure of members of our management. The Committee does factor in the percentage of ownership of Holdings when determining appropriate long-term incentive awards. During 2009 and continuing through the date of this proxy statement, the Holdings Board consisted of three representatives of NGP, and Messrs. Mills and Garcia. Other than as described below with respect to Mr. Wood and Messrs. Mills and Boettcher, the Holdings Board did not issue any other equity incentive grants during 2009 and to date in 2010. With the exercise of the GP Acquisition Option, the Committee anticipates placing less emphasis on the equity at Holdings in making its compensation decisions.

  2009

        In 2009, the Compensation Committee authorized awards of restricted common units under the Current LTIP to the following named executive officers in the amounts set forth below, providing for vesting in three substantially equivalent increments (i.e., 33%, 33%, and 34%) on each of November 15, 2010, November 15, 2011, and November 15, 2012, with the exception of 50,000 of the restricted units awarded to Mr. Wood on January 5, 2009 providing for vesting in three substantially equivalent increments (i.e., 33%, 33%, and 34%) on each of November 15, 2009, November 15, 2010, and November 15, 2011. In determining awards, the Compensation Committee considered prior discretionary grants made by the Holdings Board to our named executive officers.

Restricted Common Units Granted in 2009
Joseph A. Mills	200,000
Jeffrey P. Wood	150,000
Charles C. Boettcher	100,000
Steven G. Hendrickson	100,000
Joseph E. Schimelpfening	100,000

        The awards to Messrs. Mills, Wood, Boettcher, Hendrickson and Schimelpfening were greater in number of restricted common units per person than awards made to other members of senior management. These awards were made with the intent of equalizing the cash and non-cash compensation incentives among senior management, rewarding outstanding performance and as a retention tool. As among the group receiving awards, senior management received the vast majority of the awards by number of restricted common units.

        As mentioned above, although it has no discretion in granting any awards at the Holdings level, the Compensation Committee does review prior discretionary grants made by the Holdings Board to our named executive officers. Certain of our named executive officers have previously received incentive equity ownership in Holdings. As of December 31, 2009, Mr. Garcia and certain other executive officers held direct, non-incentive equity ownership in Holdings based on prior capital contributions which were made at the time of initial employment, and all of the named executive officers had been granted incentive interests in Holdings in the form of various "tier" units. The incentive units were intended by the Holdings' Board to create incentives for the management of the private company to reach certain pre-determined payout goals. The payout goals were set by NGP in negotiations with the limited partners of Holdings. The incentive interests to our named executive officers, which consist of several "tiers" of incentive interests, represent an interest in the future profits of Holdings and are intended to be treated as "profits interests" for federal income tax purposes. The incentive interests are subject both to time-vesting requirements and to meeting payout hurdles defined as cumulative cash payout amounts distributed to NGP within a certain time period. As of December 31, 2009, we had been informed by the Holdings Board that the first of these incentive tiers had met its payout goal and therefore the Tier I incentive interests were participating ratably with respect to 17.5% of the distributions from Holdings. As of December 31, 2009, Tier I incentive interests issued prior to January of 2006 were no longer subject to forfeiture; however, Tier I incentive interests issued on or after January 1, 2006 continued to be subject to forfeiture. The payout goals established by the Holdings Board for the Tier II and Tier III incentive interests were as follows, as of December 31, 2009: (i) Tier II—payout goal is met when NGP has received cumulative cash distributions equal to 2.5 times its cumulative capital contributions at which point the Tier II incentive interests will participate ratably with respect to 5% of the distributions from Holdings and (ii) Tier III—payout goal is met when NGP has received cumulative cash distributions equal to 3.5 times its cumulative capital contributions at which point the Tier III incentive interests will participate ratably with respect to 5% of the distributions from Holdings. As of December 31, 2009, the Holdings Board believed it was unlikely that the Tier II and Tier III payout goals would be achieved.

        As of December 31, 2009 Messrs. Mills, Wood, Boettcher, Hendrickson and Schimelpfening had not invested in Holdings and did not hold non-incentive equity ownership. During 2009, the Holdings Board determined to make a grant to Mr. Wood of incentive interests which, if and when the payout goals for these units at the Holdings' level are achieved, would have entitled Mr. Wood to approximately the percentage of overall distributions from Holdings as follows, as of December 31, 2009: Tier I—0.58% and Tier III—0.19%. Because the payout goal for the Tier I incentive interests had already been achieved prior to this grant, Mr. Wood became eligible immediately to participate pro rata in any future distributions, as and when paid, as to his Tier I incentive interests. In contrast, the payout goal for the Tier III incentive interests remained to be achieved and thus did not entitle Mr. Wood to any share of current distributions, as and when declared. The interests are subject to vesting and forfeiture.

        For additional information regarding changes in our named executive officers' interests in Holdings since December 31, 2009, please read "2010 Going Forward—Incentive Interests in Holdings" below.

        In the Summary Compensation Table, in accordance with FAS 123R and SEC Staff Accounting Bulletin Topic 1.B, we show these 2009 grants (and applicable prior year grants) as "Other Compensation."

  2010 Going Forward

        Restricted Common Units under the Current LTIP and Proposed LTIP.    The Committee intends to use grants of restricted common units from the Current LTIP and Proposed LTIP as a primary equity incentive for executive officers. Under the Current LTIP, as amended in 2008, the Committee had the right to grant awards of up to 2,000,000 common units in the form of option awards or other types of incentive grants. We are asking you to approve the Proposed LTIP, which will increase the number of total common units available by 5,000,000 to a total of 7,000,000. Notwithstanding the fact that the Committee has the discretion to issue awards of varying types, the Committee thus far has determined that it is in the best interest of the Partnership to make only grants of restricted common units because of the important sense of ownership created by these grants, which the Committee believes will align the interests of our executive officers and other recipients more closely with the interests of our public unitholders. From our initial public offering to July 30, 2010, the Committee has granted to employees, officers and directors of G&P a total of 2,364,616 common units as restricted units, and 340,166 of such restricted common units have been forfeited and 144,820 of such restricted common units were surrendered in connection with their vestings on October 26, 2007, May 15, 2009, November 15, 2009, May 15, 2010 and July 30, 2010. Because the forfeited and canceled units are available for reissuance under the Current LTIP, there remained 120,370 common units available for issuance under the Current LTIP as of July 30, 2010.

        The historical grants to our named executive officers under the Current LTIP have been made under restricted common unit award agreements, which generally call for the restricted common units to vest in three approximately equal increments over an approximately three-year vesting period (i.e., 33%, 33% and 34%). The form of award agreement applicable to the grants made on December 30, 2009 specifically excludes the exercise of the GP Acquisition Option under the Global Transaction Agreement as a "Change in Control" which would otherwise cause an acceleration of vesting. As a result of negotiations by our officers who became officers upon completion of the Montierra Acquisition, the form of award agreement, applicable to awards after May 2007, provides that quarterly distributions from Eagle Rock, which are declared and paid on restricted common units under the Current LTIP, are paid directly to the holder of such restricted common units. Prior to May 2007, the previous form of the award agreement provided that our quarterly distributions, that were declared and paid on restricted common units under the Current LTIP, were to be held by Eagle Rock for the benefit of the holder of the restricted common units until the restricted common units vested or for the benefit of Eagle Rock if the restricted common units were forfeited prior to vesting. All awards made prior to May 2007 were altered to provide for future distributions to be treated in similar fashion, while past distributions continue to be handled in accordance with the original terms of the original award agreements (i.e., continue to be held until the vesting or forfeiture of the underlying common units to which they relate). In general with respect to all award forms beginning with the December 2009 grants, the restricted common units are forfeited upon termination of the holder's employment with G&P; however, vesting of the restricted common units is accelerated in the event the holder is terminated due to death or disability or if the holder terminates employment for good reason or is terminated by us without cause, in either case, within two years following the occurrence of a change in control and can be accelerated at the discretion of the Committee, in the event of a termination by us for cause or by the employee for good reason not in connection with a change in control.

        Incentive Interests in Holdings.    As mentioned above, although the Committee does not control the ability to issue any equity ownership in Holdings, which is controlled by NGP, and does not know the exact terms or performance used by the Holdings Board in making its equity grant decisions at the Holdings level for our officers, the Committee from time-to-time may request from NGP, and from Holdings, information regarding equity interests at the Holdings level that have been granted to our officers by the Holdings Board. The Committee will use this information in determining appropriate levels of long-term incentive grants as well as in making overall compensation decisions to ensure that each officer's equity ownership in the Eagle Rock enterprise (including Holdings, for this purpose) as well as his or her overall compensation is in line with what the Committee deems appropriate in its discretion with respect to each officer's level of seniority within the Eagle Rock organization. Holdings currently owns 14,297,402 common units.

        Because the incentive interests at Holdings represent an interest in the future profits of Holdings and receive distributions and allocations only from Holdings' cash and net income, these incentive interests are not an additional burden on, or dilutive to, the returns on our common units (beyond such dilution or burden that already exists by virtue of the common units held by Holdings). On the contrary, such incentive interests are solely a burden on, and dilutive to, the returns of the equity owners of Holdings, including NGP as the substantial majority owner of Holdings.

        In June 2010, the Holdings Board determined to make grants to Mr. Mills and Mr. Boettcher of Tier I incentive interests which increased each of Mr. Mills' and Mr. Boettcher's percentage of overall distributions from Holdings by approximately 0.06 percentage points as of the time of the grant. Because the payout goal for the Tier I incentive interests had already been achieved prior to this grant, the recipients became eligible immediately to participate pro rata in any future distributions, as and when paid, as to their increased Tier I incentive interests.

        Also in June 2010, each holder of Tier I incentive interests and each holder of non-incentive equity interests in Holdings was afforded an opportunity to invest in newly issued non-incentive equity interests of Holdings that Holdings offered to all such holders, pro-rata (not including the increased Tier I incentive interests awarded to Messrs. Mills and Boettcher), in order to raise funds for the purpose of facilitating Holdings' obligations under the Global Transaction Agreement. Upon the completion of that equity offering by Holdings, the sharing percentages of all three of Holdings' tier incentive interests were diluted by approximately 20 percent. In addition, each of our named executive officers elected to participate in the offering, resulting in all of our named executive officers now holding non-incentive equity interests in Holdings, in addition to any tier incentive interests described in this proxy statement.

        We believe that having a component of Mr. Mills' and other named executive officers' and officers' equity incentives funded through their ownership in Holdings is a competitive advantage for us and our common unitholders by potentially lowering our overall costs related to their compensation, which, in turn, should increase returns to our common unitholders. Following our recently completed recapitalization transactions, including our exercise of the GP Acquisition Option, the Committee anticipates placing less emphasis on the equity at Holdings in making its compensation decisions.

        Equity Interests in Montierra.    Similar to Holdings, although the Committee does not control the ability to issue any equity ownership in Montierra, which is controlled by NGP, and does not know the exact terms or performance targets used by Montierra in making its equity grant decisions at the Montierra level for our officers, the Committee from time-to-time may request from NGP, and from Montierra, information regarding equity interests at the Montierra level owned by our officers. The Committee will use this information in determining appropriate levels of long-term incentive grants, as well as making overall compensation decisions for these officers, to ensure that each officer's equity ownership in the Eagle Rock enterprise, as well as his or her overall compensation, is in line with what the Committee deems appropriate. Montierra currently owns 3,967,121 common units and an additional 1,098,565 warrants to purchase common units. Prior to our recently completed recapitalization transactions, Montierra also held a 39.64% economic interest in the incentive distribution rights held by Holdings. In connection with the surrender of this economic interest in exchange for an alternative equity interest in Holdings and certain contributions made in connection with Holdings' exercise of its rights in our recently completed rights offering, Montierra currently has a 8.1% equity interest in Holdings.

        Montierra is controlled by NGP but is partially owned by our Chief Executive Officer, Mr. Mills, our Senior Vice Presidents, Messrs. Hendrickson and Schimelpfening, and one of our other officers. For a description of their existing ownership of Montierra, see footnote 5 to the chart appearing under "Security Ownership of Certain Beneficial Owners and Management." In addition to these equity interests in Montierra, Messrs. Mills, Hendrickson and Schimelpfening also hold incentive interests in Montierra in the form of various "tier" units, consisting of five tiers of interests, which were adjusted effective June 30, 2010. If the Tier I payout goal is achieved, Messrs. Mills, Hendrickson and Schimelpfening will participate with respect to an additional 10.6%, 2.6% and 2.6% of the distributions from Montierra, respectively. As of the date of this proxy statement, the management of Montierra believes it is unlikely that the Tier II, III, IV or V payout goals will be achieved in the foreseeable future. Such tiers collectively represent participation with respect to an additional 4.7%, 1.2% and 1.2% of the distributions from Montierra for Messrs. Mills, Hendrickson and Schimelpfening, respectively.

        As with Holdings' incentive interests, we believe that having a component of Mr. Mills' and other named executive officers' and officers' equity incentives funded through their ownership in Montierra is a competitive advantage for us and our common unitholders by potentially lowering our overall costs related to their compensation, which, in turn, should increase returns to our common unitholders. Following our recently completed recapitalization transactions, the Committee anticipates placing less emphasis on the equity at Montierra in making its compensation decisions.

Change of Control Agreements

        On July 27, 2010, our Board authorized us to enter into Executive Change of Control Agreements with all officers of G&P, including our named executive officers—Vice Presidents, Senior Vice Presidents and the Chief Executive Officer. We entered into such agreements with our Chief Executive Officer and Senior Vice Presidents on July 27, 2010, and we anticipate that we will enter into Executive Change of Control Agreements with each of our Vice Presidents during the month of August 2010. We believe that the adoption of the Executive Change of Control Agreements serves to eliminate, or at least reduce, the reluctance of officers to pursue potential business transactions that may be in our best interests, but that may have resulting adverse consequences to the employment situations of our executive officers and other key employees and contributes to retaining officers by eliminating officers' anxieties or concerns over the potential scenario of losing employment in connection with a business transaction. For this reason, the Executive Change of Control Agreements are designed as "double trigger" arrangements, meaning that no payments or other benefits become due under the agreements unless the individual's employment is terminated without cause or for good reason (each as defined in the plan) within six months before or two years after the occurrence of a change of control. Additionally, if the executive's termination is within six months before the occurrence of a change of control, he must demonstrate that his termination was in anticipation of a change of control and with the intention of avoiding payments under the Executive Change of Control Agreement. The determination of whether the individual seeking benefits has demonstrated sufficient facts will be made by a majority of the Board (in the case of the Chief Executive Officer) or the Compensation Committee of the Board (in the case of the remainder of the officers of G&P). We also believe that the agreements will assist in providing for management continuity in the event of a change of control and in the recruitment and retention of executives. The material terms of the Executive Change of Control Agreements and a quantification of the potential amounts payable thereunder to our named executive officers are described in greater detail below in the section titled "Potential Payments upon Termination or Change in Control."

Impact of Financial Reporting and Tax Accounting Rules

        Effective January 1, 2006, the Partnership adopted authoritative guidance which requires that compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost is measured based on the fair value of the equity or liability instruments issued.

        Despite the fact that the grants of incentive interests at Holdings are solely a burden on, and dilutive to, the returns of the equity owners of Holdings, including NGP as the substantial majority owner of Holdings, according to the authoritative guidance, the Partnership recorded a portion of the value of the incentive units as compensation expense in the Partnership's 2008 and 2009 financial statements. Unlike grants of restricted common units under our Current LTIP, which fair value is relatively easy to determine (based on the freely-tradable nature of a common unit once the restrictions lapse), the grants of incentive interests at Holdings are susceptible to a host of difficult determinations including (i) estimating fair value of an illiquid, minority interest of a holding company; (ii) estimating when the fair value accretes to the grantee; and (iii) allocating the portion of such fair value that is "for the benefit of" the Partnership based on grantee's portion of time dedicated to the Partnership as opposed to other business of Holdings. The Partnership recorded a non-cash compensation expense of $1,665,831 and $371,551 based on management's estimates related to the Tier I incentive interest grants made by Holdings in 2008 and 2009, respectively.

        IRC Section 162(m).    Section 162(m) of the Internal Revenue Code, as amended (the "Code"), limits the deductibility of certain compensation expenses in excess of $1,000,000 to any one individual in any fiscal year. Compensation that is "performance based" is excluded from this limitation. For compensation to be "performance based," it must meet certain criteria including certain predetermined objective standards approved by the Committee. Because we are not a publicly-held corporation, Section 162(m) of the Code does not apply to compensation paid to our named executive officers and, accordingly, the Committee did not consider its impact in making incentive compensation awards and other compensation decisions for 2009.

Change in Named Executive Officers

        Mr. Garcia was re-appointed Interim Chief Financial Officer on August 15, 2008 and relinquished that position on January 5, 2009 in connection with the appointment of Mr. Wood.

Summary Compensation Table

        The Summary Compensation Table below sets forth information regarding 2009, 2008 (where applicable), and 2007 (where applicable) compensation for our Chief Executive Officer, persons who served as our Chief Financial Officer, and our other named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Unit Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)(8)(9)(10)	Total ($)
Joseph A. Mills	2009	$400,000	$361,000	$1,174,000	—	—	—	$76,041	$2,011,041
Chief Executive Officer, Chairman	2008	$359,615	$385,000	$1,437,350	—	—	—	$550,587	$2,732,552
of the Board, Director	2007	$166,668	$266,667	$1,984,750	—	—	—	$77,467	$2,495,552
Jeffrey P. Wood	2009	$248,057	$142,500	$907,000	—	—	—	$403,516	$1,701,073
Senior Vice President and Chief Financial Officer(1)
Alfredo Garcia	2009	$210,000	$84,788	NA	—	—	—	$17,028	$311,816
Senior Vice President, Corporate	2008	$205,191	$101,063	$253,650	—	—	—	$30,724	$590,628
Development and Former Interim	2007	$191,664	$100,000	—	—	—	—	$18,250	$309.914
Chief Financial Officers(2)
Charles C. Boettcher	2009	$243,750	$138,938	$587,000	—	—	—	$37,135	$1,006,823
Senior Vice President, General	2008	$236,468	$117,305	$422,750	—	—	—	$551,010	$1,327,533
Counsel, Chief Compliance Officer	2007	$85,243	$75,000	$1,119,000	—	—	—	$88,599	$1,367,842
and Secretary
Steven G. Hendrickson	2009	$220,000	$104,500	$587,000	—	—	—	$29,292	$940,792
Senior Vice President, Technical	2008	$212,692	$105,875	$422,750	—	—	—	$290,053	$1,031,370
Evaluation	2007	$133,331	$100,000	$575,134	—	—	—	$21,052	$829,517
Joseph E. Schimelpfening	2009	$220,000	$114,950	$587,000	—	—	—	$29,310	$951,260
Senior Vice President, Upstream	2008	$212,692	$105,875	$422,750	—	—	—	$290, 313	$1,031,630
and Minerals Business(3)	2007	$133,331	$100,000	$575,134	—	—	—	$19,052	$827,517

(1)
Mr. Wood was appointed on January 5, 2009 to the office of Senior Vice President and Chief Financial Officer of Eagle Rock Energy G&P, LLC.

(2)
Mr. Garcia served as Interim Chief Financial Officer from August 15, 2008 until he relinquished that position on January 5, 2009 in connection with the appointment of Mr. Wood.

(3)
Mr. Schimelpfening's title changed in 2008.

(4)
Bonuses accrued for executives with regard to 2009 performance will be paid on March 15, 2010.

(5)
With respect to 2009, the amounts represent: the dollar amount of 200,000 restricted common units awarded to Mr. Mills on December 30, 2009, the dollar amount of 100,000 restricted common units awarded to each of Messrs. Wood, Boettcher, Hendrickson and Schimelpfening on December 30, 2009. Such units vest 33% on November 15, 2010, 33% on November 15, 2011, and 34% on November 15, 2012. In determining the dollar amount, such units are valued at $5.87, which was the price of such units on the date of grant, December 30, 2009. In addition, with respect to 2009 for Mr. Wood, the amount represents the dollar amount of 50,000 restricted common units awarded to Mr. Wood on January 5, 2009. Such units are valued at $6.40, which was the price of such units on the date of grant, January 5, 2009. Such units vest 33% on November 15, 2009, 33% on November 15, 2010 and 34% on November 15, 2011. With respect to 2008, the amounts represent: the dollar amount of 85,000 restricted common units awarded to Mr. Mills on May 15, 2008; the dollar amount of 15,000 restricted common units awarded to Mr. Garcia on May 15, 2008; and the dollar amount of 25,000 restricted common units awarded to Messrs. Boettcher, Hendrickson and Schimelpfening on May 15, 2008. Such units vest 33% on May 15, 2009, 33% on May 15, 2010, and 34% on May 15, 2011. In determining the dollar amount, such units are valued at $16.91, which is the price of such units on the date of grant, May 15, 2008. With respect to 2007, the amounts represent: the dollar amount of 85,000 restricted common units awarded to Mr. Mills on May 15, 2007; the dollar amount of 50,000 restricted common units awarded to Mr. Boettcher on August 15, 2007; the dollar amount of 24,631 restricted common units awarded to Mr. Hendrickson on May 15, 2007; and the dollar amount of 24,631 restricted common units awarded to Mr. Schimelpfening on May 15, 2007. Such units vest 33% on May 15, 2008, 33% on May 15, 2009, and 34% on May 15, 2010. In determining the dollar amount, such units are valued at $23.35, which is the price of such units on the date of grant, May 15, 2007, except for Mr. Boettcher, whose units were granted on August 15, 2007 and which are valued at $22.38 per unit.

(6)
No options were awarded by the Partnership.

(7)
With respect to 2009, the amounts include contributions that we made to each named executive officer under our 401(k) plan in the following amounts: Mr. Mills, $9,800; Mr. Wood, $7,515; Mr. Garcia, $9,800; Mr. Boettcher, $9,800; Mr. Hendrickson, $9,782; and

  Mr. Schimelpfening, $9,800. With respect to 2008, the amounts include contributions that we made to each named executive officer under our 401(k) plan in the following amounts: Mr. Mills, $29,027; Mr. Garcia, $18,424; Mr. Boettcher, $22,807; Mr. Hendrickson, $18,679; and Mr. Schimelpfening, $18,939. With respect to 2007, represents the amount of contributions that we made to each named executive officer under our 401(k) plan in the following amounts: Mr. Mills, $15,417; Mr. Garcia, $18,250; Mr. Boettcher, $0; Mr. Hendrickson, $12,000; and Mr. Schimelpfening, $10,000.

(8)
The amounts include distributions that we made to each named executive officer on account of outstanding restricted common units under the Current LTIP that had not yet vested (i.e., for which the restrictions had not yet lapsed). With respect to 2009, the distribution payments were in the following amounts: Mr. Mills, $66,041; Mr. Wood, $24,250; Mr. Garcia, $7,028; Mr. Boettcher, $27,135; Mr. Hendrickson, $19,310; and Mr. Schimelpfening, $19,310. With respect to 2008, the distribution payments were in the following amounts: Mr. Mills, $183,761; Mr. Garcia, $12,300; Mr. Boettcher, $87,595; Mr. Hendrickson, $53,552; and Mr. Schimelpfening, $53,552. With respect to 2007, the distribution payments were in the following amounts: Mr. Mills, $62,050; Mr. Garcia, $0; Mr. Boettcher, $18,375; Mr. Hendrickson, $9,052; and Mr. Schimelpfening, $9,052.

(9)
Certain of the named executive officers received grants of incentive interests in Eagle Rock Holdings, L.P. from the Holdings Board. Pursuant to SEC Staff Accounting Bulletin Topic 1.B., the Tier I incentive interests are valued and included in "other compensation" but the Tier II and III incentive interests are not included. For 2009, the value of the Tier I incentive interests for Mr. Wood was $371,551, no other named executive officers received grants of incentive interests. For 2008, the value of the Tier I incentive interests for the named executive officers is as follows: Mr. Mills, $337,799; Mr. Garcia, $0; Mr. Boettcher, $440,608; Mr. Hendrickson, $217,822; and Mr. Schimelpfening, $217,822. For a discussion of the incentive interests granted, see "—Discussion and Analysis of Executive Compensation—Long-Term Incentives—2008."

(10)
With respect to 2009, the amounts include payments for parking and other transportation that we made to each named executive officer of $200. No amounts were paid in 2008 and 2007.

        The named executive officers listed above were previously granted incentive interests in, and are limited partners of, Eagle Rock Holdings, L.P., which owns common units in us as well as general partner units through its ownership of our general partner. In addition, Mr. Garcia previously purchased limited partnership interests in Holdings. As a result of these prior grants and purchases, (i) during 2009, the named executive officers received cash distributions based on their limited partnership interests in Holdings in the following amounts: Mr. Mills, $24,729; Mr. Wood, $56,524, Mr. Garcia, $325,641; Mr. Boettcher, $15,897; Mr. Hendrickson, $11,923; and Mr. Schimelpfening, $11,923, (ii) during 2008, the named executive officers received cash distributions based on their limited partnership interests in Holdings in the following amounts: Mr. Mills, $21,794; Mr. Garcia, $1,236,281; Mr. Boettcher, $29,807; Mr. Hendrickson, $10,507; and Mr. Schimelpfening, $10,507, and (iii) during 2007, Mr. Garcia received $460,139 in cash distributions based on his limited partnership interests in Eagle Rock Holdings, L.P. and no other named executive officer received any distributions. We do not consider these amounts to be compensation from the Partnership to these individuals; however, we consider a majority of the value of the incentive interests (on the date granted in 2008) to be compensation from the Partnership. These amounts are distributions based on their respective ownership in Holdings, which holds the equity in us as described above. These distributions are funded by Holdings and are not funded by us, other than indirectly by virtue of our direct and indirect distributions to Holdings on account of its direct and indirect equity ownership in us.

 Grants of Plan-Based Awards

        The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Unit Awards(1): Number of Restricted Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Unit)
											Grant Date Fair Value of Unit and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph A. Mills	12/30/09	—	—	—	—	—	—	200,000	—	—	$1,174,000
Jeffrey P. Wood	1/5/09	—	—	—	—	—	—	50,000	—	—	$320,000
	12/30/09	—	—	—	—	—	—	100,000	—	—	$587,000
Alfredo Garcia	NA	—	—	—	—	—	—	—	—	—	—
Charles C. Boettcher	12/30/09	—	—	—	—	—	—	100,000	—	—	$587,000
Steven G. Hendrickson	12/30/09	—	—	—	—	—	—	100,000	—	—	$587,000
Joseph E. Schimelpfening	12/30/09	—	—	—	—	—	—	100,000	—	—	$587,000

(1)
For all, represents the amount of restricted units awarded on December 30, 2009. Such units vest 33% on November 15, 2010, another 33% on November 15, 2011, and the final 34% on November 15, 2012. As for Mr. Wood, the grant of 50,000 restricted units on January 5, 2009 vests 33% on November 15, 2009, another 33% on November 15, 2010, and a final 34% on November 15, 2011.

(2)
Calculated based upon unit price on December 30, 2009 of $5.87 times the number of restricted units. As for Mr. Wood's January 5, 2009 grant, this grant is calculated based upon unit price on January 5, 2009 of $6.40 times the number of restricted units.

Outstanding Equity Awards at Fiscal Year-End

        The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2009.

	Option Awards					Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Units That Have Not Vested		Market Value of Units That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joseph A. Mills	—	—	—	—	—	285,850	(2)	$1,655,072	—	—
Jeffrey P. Wood	—	—	—	—	—	133,500	(3)	$772,965	—	—
Alfredo Garcia	—	—	—	—	—	10,050	(4)	$58,190	—	—
Charles C. Boettcher	—	—	—	—	—	133,750	(5)	$774,413	—	—
Steven G. Hendrickson	—	—	—	—	—	125,125	(6)	$724,474	—	—
Joseph E. Schimelpfening	—	—	—	—	—	125,125	(7)	$724,424	—	—

(1)
Calculated based upon common unit price at end of the fiscal year of $5.79 times the number of unvested restricted unit awards.

(2)
Includes 85,850 units that have already vested, either on May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010. Of the remaining units that have not already vested: 66,000 units vest on November 15, 2010; 66,000 units vest on November 15, 2011 and 34,000 units vest on November 15, 2012.

(3)
Includes 33,500 units that have already vested, either on May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010. Of the remaining units that have not already vested: 33,000 units vest on November 15, 2010; 33,000 units vest on November 15, 2011 and 34,000 units vest on November 15, 2012.

(4)
All 10,050 units that have already vested: either on May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010.

(5)
Includes 33,750 units that have already vested, either on May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010. Of the remaining units that have not already vested: 33,000 units vest on November 15, 2010; 33,000 units vest on November 15, 2011 and 34,000 units vest on November 15, 2012.

(6)
Includes 25,125 units that have already vested, either on May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010. Of the remaining units that have not already vested: 33,000 units vest on November 15, 2010; 33,000 units vest on November 15, 2011 and 34,000 units vest on November 15, 2012.

(7)
Includes 25,125 units that have already vested, either on May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010. Of the remaining units that have not already vested: 33,000 units vest on November 15, 2010; 33,000 units vest on November 15, 2011 and 34,000 units vest on November 15, 2012.

Options Exercised and Units Vested

        The following table summarizes the number of units that vested for the named executive officers during the year ended December 31, 2009.

	Option Awards		Unit Awards
Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Joseph A. Mills	—	—	56,100	$176,154
Jeffrey P. Wood	—	—	16,500	$78,705
Alfredo Garcia	—	—	4,950	$15,543
Charles C. Boettcher	—	—	24,750	$77,715
Steven G. Hendrickson	—	—	16,378	$51,427
Joseph E. Schimelpfening	—	—	16,378	$51,427

(1)
Calculated based upon a closing unit price of $3.14 on May 15, 2009, the date of vesting, and $4.77 on November 13, 2009, the date of vesting for Mr. Wood.

        In addition, all of the units granted prior to August 13, 2009 vested on either May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010. For additional information, please read the footnotes to the table under "Outstanding Equity Awards at Fiscal Year-End."

Potential Payments Upon Termination and Change of Control

        Other than the equity arrangements described below, there were no arrangements with our named executive officers providing such individuals with severance or change of control benefits during 2009. Effective July 27, 2010, we entered into Executive Change of Control Agreements with each of our named executive officers that provide for payments and benefits upon certain terminations of such officers in connection with or proximate in time to a change of control. In order to provide an understanding of the change of control benefits that would become due if a qualifying termination were to occur, we also discuss below the benefits payable under the Executive Change of Control Agreements.

  Treatment of Equity Awards

        The award agreements governing the restricted units granted under the Current LTIP prior to August 13, 2009 provide for accelerated vesting (A) upon a change of control of G&P or Eagle Rock that results in (i) ownership of more than 50% of the voting securities by a person or entity other than an NGP Affiliate, (ii) a sale or liquidation of substantially all of the assets to any other non-affiliated party, or (iii) G&P or an affiliate of NGP ceases to be the general partner or (B) upon termination of employment by reason of death or disability of the employee. As reflected in the footnotes to the "Outstanding Equity at Fiscal Year-End Table" on page 27, the named executive officers held certain unvested restricted unit awards that were granted prior to August 13, 2009 in the following amounts: Mr. Mills—85,850; Mr. Wood—33,500; Mr. Garcia—10,050; Mr. Boettcher—33,750; Mr. Hendrickson—25,125; and Mr. Schimelpfening—25,125. All of the units granted prior to August 13, 2009 vested on either May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010.

        The award agreements governing the restricted units granted under the Current LTIP on December 30, 2009 expressly exclude from the definition of change of control the occurrence of the GP Acquisition. The award agreements governing the December 30, 2009 awards instead provide for accelerated vesting of all restricted units subject to the award (A) upon termination of employment by reason of death or "disability" of the employee, (B) upon termination by the employee for "good reason" or by us without "cause," in either case, within two years following the occurrence of a "change of control," or (C) in the discretion of the Compensation Committee, upon termination by the employee for "good reason" or by us without "cause" outside of the two year period following a "change of control."

        The following table illustrates the potential value of the acceleration of the vesting requirements associated with the December 30, 2009 awards under our Current LTIP to our named executive officers in certain circumstances described in the table. It does not include any value attributable to restricted unit awards that were outstanding on December 31, 2009 and vested on either May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010. The amounts in the table represent the value of the restricted common units granted December 30, 2009 that would vest as a result of the termination of the named executive officer's employment or a change of control if such transaction had occurred at December 31, 2009. For purposes of valuing the restricted common unit awards granted December 30, 2009, the amounts below are based on a per common unit price of $5.79, which was the closing price of our common units as reported on the NASDAQ Global Select Market on December 31, 2009.

Name	Termination Without Cause or for Good Reason(1)(2)	Termination Without Cause or For Good Reason within Two Years after a Change of Control(2)	Death or Disability(2)
Joseph A. Mills	$1,158,000	$1,158,000	$1,158,000
Jeffrey P. Wood	$579,000	$579,000	$579,000
Alfredo Garcia	$—	$—	$—
Charles C. Boettcher	$579,000	$579,000	$579,000
Steven G. Hendrickson	$579,000	$579,000	$579,000
Joseph E. Schimelpfening	$579,000	$579,000	$579,000

(1)
The award agreements with respect to the restricted units granted on December 30, 2009 provide the Compensation Committee the option, in its sole and absolute discretion, to vest all or a portion of the restricted units in the event of a termination without cause or for good reason. The potential value set forth in the table assumes that the Compensation Committee would exercise its discretion to vest all restricted units granted on December 30, 2009.

(2)
The potential value set forth in the table is based on the following number of unvested units that were granted on December 31, 2009: Mr. Mills—200,000; Mr. Wood—100,000; Mr. Garcia—0; Mr. Boettcher—100,000; Mr. Hendrickson—100,000; and Mr. Schimelpfening—100,000. It does not include any value attributable to restricted unit awards that were outstanding on December 31, 2009 and vested on either May 15, 2010 or in connection with the change in control associated with the GP Acquisition on July 30, 2010. For additional information, please read the footnotes to the table under "Outstanding Equity Awards at Fiscal Year-End."

        In addition to the restricted common units granted under the Current LTIP, any equity grants under the Holdings limited partnership agreement and the Montierra limited partnership agreement are subject to vesting requirements that may be accelerated in certain change of control transactions similar to the definition of change of control described above and certain termination scenarios similar to those described above. However, these equity grants either are (i) subject to reaching further payout goals that have not been met, as described above in "—Discussion and Analysis of Executive Compensation—Long Term Incentives," or (ii) have reached the applicable payout goal (in the case of

Tier I incentive interests of Holdings) and the expense allocation has already been included in our 2009 financial statements pursuant to the authoritative guidance adopted as discussed above. Based on the lack of value of those equity units that have not achieved their payout goals using the hypothetical transaction date of December 31, 2009, we have not included any disclosure in the table above regarding these equity units.

  Executive Change of Control Agreements

        On July 27, 2010, our Board authorized us to enter into Executive Change of Control Agreements with all officers of G&P, including our named executive officers—Vice Presidents, Senior Vice Presidents and the Chief Executive Officer. We entered into such agreements with our Chief Executive Officer and Senior Vice Presidents on July 27, 2010, and we anticipate that we will enter into Executive Change of Control Agreements with each of our Vice Presidents during the month of August 2010. This section describes only the Executive Change of Control Agreements entered into with our named executive officers. The Executive Change of Control Agreements provide certain payments and benefits to our named executive officers in the event an officer's employment is terminated either by us without "cause" or by the officer for "good reason," in either case, within six months prior to or within two years following the occurrence of a "change of control." Additionally, if the executive's termination is within six months before the occurrence of a change of control, he must demonstrate that his termination was in anticipation of a change of control and with the intention of avoiding payments under the Executive Change of Control Agreement. The determination of whether the individual seeking benefits has demonstrated sufficient facts will be made by a majority of the Board (in the case of the Chief Executive Officer) or the Compensation Committee of the Board (in the case of the remainder of the officers of G&P). We selected these triggers for payment because we believe that they effectively address and protect against the concerns of our key executives in the event of rumored or actual fundamental corporate changes, thereby helping to avoid the distraction and loss of key executives in such event. Additional information regarding the Executive Change of Control Agreements is described above in "—Discussion and Analysis of Executive Compensation—Change of Control Agreements."

        The payments and benefits due upon a qualifying termination under the Executive Change of Control Agreements are: (i) accrued but unpaid salary, unpaid performance bonus for the prior fiscal year, reimbursement of expenses, and employee benefits in accordance with their terms; (ii) a pro-rata performance bonus for the calendar year of termination; (iii) a lump sum amount equal to 2.5 times (3.0 times in the case of Mr. Mills) the sum of the officer's base salary plus the officer's target performance bonus for the year in which the change of control occurs; (iv) continuation of medical and dental benefits for 30 months (36 months in the case of Mr. Mills) following the date of termination; and (v) reimbursement of the cost of outplacement services up to $30,000. Payment of these amounts is contingent upon the officer's execution and delivery (and, if applicable, non-revocation) of a general release of claims in our favor.

        In the event the Compensation Committee determines that Section 280G of the Internal Revenue Code applies to any compensation (including amounts payable under the Executive Change of Control Agreements and the acceleration of vesting of equity awards) due to a named executive officer in connection with a change of control and that such compensation, in the aggregate, if paid to the named executive officer will more likely than not be subject to the tax imposed by Section 4999 of the Internal Revenue Code, the such compensation will either (i) be reduced so that the present value of the total compensation received by the named executive officer will be $1.00 less than the named executive officer's "base amount" (within the meaning of Section 280G of the Internal Revenue Code), or (ii) be paid to the named executive officer in full, whichever produces the better net after tax position to the named executive officer (taking into account any applicable excise tax under Section 4999 of the Internal Revenue Code and all other applicable taxes).

        For purposes of the December 30, 2009 awards under our Current LTIP and the Executive Change of Control Agreements, the terms listed below are defined as follows:

            (i)  "cause" means a determination made by 2/3 of our board of directors that the individual (a) willfully and continually failed to substantially perform his duties, which continued for a period of 30 days after written notice thereof, or (b) willfully engaged in conduct that is demonstrably and materially injurious to us, in which case the individual shall be entitled to receive written notice of such conduct and shall have the opportunity to be heard by our board of directors.

           (ii)  "change of control" means (a) the acquisition by any person or group of 40% or more of either our outstanding equity securities or the combined voting power of our outstanding voting securities, subject to certain exceptions; (b) the acquisition by any person or group of 40% or more of the combined voting power of the then outstanding voting securities of our general partner or G&P, subject to certain exceptions; (c) our limited partners approve a plan of complete liquidation; (d) a reorganization, merger or consolidation involving us or a sale of all or substantially all of our assets, unless, following such event, ownership or effective control has not been sufficiently changed; (e) the current members of our board of directors, and certain future members of our board directors who are appointed or elected other than through a contested election, cease for any reason to constitute at least a majority of the board; or (f) in the case of Mr. Schimelpfening, a sale of all or substantially all of the equity interests and/or assets of our upstream business unit.

          (iii)  "disability" means (a) a physical or mental impairment of sufficient severity that, in the opinion of our board of directors, the individual is unable to continue performing his duties or the individual's condition entitles him to disability benefits under any of our insurance or employee benefit plans, and (b) the impairment or condition is cited by us as the reason for the individual's termination.

          (iv)  "good reason" means (a) a substantial reduction in the individual's status, title, position or responsibilities or the assignment of duties or responsibilities inconsistent with the individual's status, title, position or responsbilities; (b) a reduction in the individual's annual base salary; (c) a change in the geographic location at which the individual must perform services to a location more than thirty-five (35) miles from the location at which the individual normally performs such services; (d) our failure to continue in effect any material compensation or benefit plan in which the individual was participating or to provide the individual with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those previously provided for under each compensation or employee benefit plan, program and practice; (e) any material breach by us of any provision of the applicable agreement or of any provision of the individual's employment agreement, if any; or (f) any purported termination of the individual's employment for "cause" by us that does not otherwise comply with the terms of the applicable agreement or the individual's employment agreement, if any. In the case of the individual's allegation of "good reason," (A) the individual shall provide notice to the board of the event alleged to constitute "good reason" within 90 days of the occurrence of such event, and (B) we shall have the opportunity to remedy the alleged "good reason" event within 30 days from receipt of notice of such allegation.

  Quantification of Payments

        The table below discloses the amount of compensation and/or benefits due to the named executive officers in the event they incur a qualifying termination under the Executive Change of Control Agreements. The amounts disclosed assume such qualifying termination was effective August 1, 2010. The amounts below constitute estimates of the amounts that would be paid to the named executive officers upon their respective terminations without "cause" or for "good reason" within six months prior to, or within two years following, the occurrence of a "change of control." The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a change of control actually occurs. Therefore, such amounts and disclosures should be considered "forward-looking statements."

	Pro-Rata Bonus(1)	Lump Sum Payment(1)	Continued Medical/Dental Benefits(2)	Outplacement Services(3)	Total(4)
Joseph A. Mills	$237,510	$2,442,000	$39,921	$30,000	$2,749,431
Jeffrey P. Wood	$74,404	$956,250	$33,268	$30,000	$1,093,922
Alfredo Garcia	$62,441	$802,500	$33,268	$30,000	$928,209
Charles C. Boettcher	$72,945	$937,500	$33,268	$30,000	$1,073,713
Steven G. Henderickson	$65,359	$840,000	$33,268	$30,000	$968,627
Joseph E. Schimelpfening	$65,942	$847,500	$33,268	$30,000	$976,710

(1)
Based on rate of salary and annual bonus opportunity in effect for each named executive officer as of August 1, 2010.

(2)
Reflects cost to the company of continued medical and dental benefit coverage for each named executive officer at the active employee rate for a period of 30 months (36 months in the case of Mr. Mills).

(3)
Assumes the maximum amount of reimbursements will be claimed.

(4)
Does not include the impact of any required reduction in payments that may be necessary to put a named executive officer in the better net after tax position, taking into account any applicable excise taxes under Section 4999 of the Internal Revenue Code and all other applicable taxes, as described above under "Potential Payments Upon Termination and Change of Control—Executive Change of Control Agreements."

2009 Director Compensation

        The table below sets forth certain information concerning the compensation earned in 2009 by our non-employee directors who served in 2009. Information on our employee director who served in 2009, Joseph A. Mills, is set forth above for named executive officers.

Name	Fees Earned or Paid in Cash(1) ($)	Unit Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3) ($)	Total ($)
Kenneth A. Hersh	—	—		—	—	—	—	—
William J. Quinn	—	—		—	—	—	—	—
John A. Weinzierl	—	—		—	—	—	—	—
Philip B. Smith	$87,516	$20,545	(2)	—	—	—	$3,990	$112,051
William A. Smith	$90,016	$20,545	(2)	—	—	—	$3,265	$113,826
William K. White	$70,012	$20,545	(2)	—	—	—	$4,761	$95,318

(1)
Reflects fees paid or earned by our non-employee directors in 2009. Please see Additional Payment to Conflicts Committee Members below.

(2)
Represents the dollar amount of 3,500 restricted common units awarded on December 30, 2009. Such units vest 33% on November 15, 2010, another 33% on November 15, 2011, and a final 34% on November 15, 2012. In determining the dollar amount, such units are valued at $5.87 which was the grant date fair value.

(3)
Represents the amount of distributions that we made to each director on account of outstanding restricted common units under the Current LTIP that had not yet vested (i.e., for which the restrictions had not yet lapsed).

        Our officers or employees who also serve as directors will not receive additional compensation for their service as a director of G&P. In addition, the directors appointed by Holdings upon the GP Acquisition will not receive any compensation for their services as directors of G&P. Our general partner intends for directors (other than those appointed by Holdings) who are not officers or employees to receive compensation for serving on our board of directors and committees thereof. In 2008, our board of directors, by unanimous vote of all directors other than the independent directors who abstained from the vote, authorized revisions to the compensation of the independent directors pursuant to a recommendation received from management in connection with a study prepared by Towers Watson. As a result, in 2009 the independent directors received (a) $50,000 per year as an annual retainer fee; (b) $5,000 per year for each committee of the board of directors on which such director serves and an additional $10,000 per year for the Audit Committee chairman, $5,000 per year for the Compensation Committee chairman, and $2,500 per engagement (of the Conflicts Committee) for the Conflicts Committee chairman; (c) 5,000 restricted common units upon becoming a director, vesting in roughly one-third increments over a three-year period; (d) 3,500 restricted common units annually after becoming a director, vesting in roughly one-third increments over a three-year period; (e) reimbursement for out-of-pocket expenses associated with attending meetings of our board of directors or committees; (f) reimbursement for educational costs relevant to the director's duties; and (g) director and officer liability insurance coverage. Each director is fully indemnified by us for his actions associated with being a director to the fullest extent permitted under Delaware law, including through supplemental indemnification agreements entered into by each director on December 30, 2009.

        In April 2010, our board of directors, by unanimous vote of all directors other than the independent directors who abstained from the vote, following a presentation of a study prepared by Towers Watson, approved the following changes to the director compensation program: (a) $7,500 per year (increased from $5,000 per year) for each committee of the board of directors on which such director serves, and an additional $12,500 per year (increased from $10,000 per year) for the Audit Committee chairman, $7,500 per year (increased from $5,000 per year) for the Compensation Committee chairman, and $3,500 per engagement of the Conflicts Committee (increased from $2,500 per engagement) for the Conflicts Committee chairman; (b) $60,000 in fair market value of equity grants per year (changed from 3,500 restricted common units per year); and (c) $100,000 fair market value of equity grants upon becoming a director (changed from 5,000 restricted common units upon becoming a director). The modifications to the director compensation program were made to more appropriately reflect the median compensation paid to directors in Eagle Rock's peer group, as modified in the Towers Watson April 2010 report. The remainder of the director compensation program remained unchanged. On May 15, 2010, we made additional grants of 9,837 restricted common units (representing a fair market value of approximately $60,000 at the time of grant), vesting in roughly one-third increments over a three-year period, to each of our independent directors.

        In connection with the GP Acquisition, our Conflicts Committee appointed two additional directors to our Board, Peggy A. Heeg and Herbert C. Williamson, III, who joined the board on July 30, 2010. In accordance with the director compensation program, as modified in April 2010 and described above, each of Ms. Heeg and Mr. Williamson received grants of 16,667 restricted common units (representing a fair market value of approximately $100,000 at the time of grant), which will vest in roughly one-third increments over a three-year period. Each of Ms. Heeg and Mr. Williamson are fully indemnified by us for his actions associated with being a director to the fullest extent permitted under Delaware law, including through supplemental indemnification agreements entered into by Ms. Heeg and Mr. Williamson on July 30, 2010.

 Additional Payment to Conflicts Committee Members

        On November 13, 2009, our board of directors approved the payment to each member of the Conflicts Committee, in addition to the fees set forth above, a fee of $5,000 per month for each full or partial month of service commencing on or after August 1, 2009 during which the Conflicts Committee was authorized to evaluate or make any recommendation regarding any strategic alternative of the Partnership. The maximum amount of additional compensation was $45,000. In April of 2010, the Conflicts Committee members received their ninth and final $5,000 monthly payment, resulting in each member receiving the maximum of $45,000 in aggregate additional compensation.

Compensation Committee Interlocks and Insider Participation

        William A. Smith, William J. Quinn and Philip B. Smith served on the Compensation Committee of our board of directors for all of 2009. Mr. Smith served as the Chairman of the Committee during 2009. In addition to his service as a member of our board of directors and the Compensation Committee, Mr. Quinn also served as a managing partner of the NGP private equity funds during 2009. In addition, during 2009, none of our executive officers served as a director or as a member of the compensation committee of another company which employs any of our directors or members of our Compensation Committee.

Risks Related to our Compensation Policies and Practices

        Certain of the executive officers of G&P are also executive officers and limited partners of Holdings through equity incentive grants Holdings made to these executive officers. Prior to the completion of the GP Acquisition, Holdings owned, directly or indirectly, 100% of the equity interests in our general partner and G&P. Holdings continues to own a significant equity interest in our common units. As officers of Holdings, certain of the executive officers of G&P have certain duties and obligations to the equity holders (which includes the executive officers themselves) of Holdings as provided in the applicable organizational agreements, which may conflict with the duties and obligations that the executive officers of G&P have to the Partnership. In resolving these conflicts of interest, Holdings may take into account its own interests as well as the interests of its equity holders over the interests of the Partnership and its common unitholders. However, we believe that the recent contribution and subsequent cancellation of all our subordinated units and incentive distribution rights (and elimination of the concept of arrearages), which was completed on May 24, 2010, has eliminated or significantly reduced the risks to the Partnership as a result of this conflict of interest since all equity interests in the Partnership are now common units.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Date, Time and Place

        We will hold a special meeting of our common unitholders on September 17, 2010 at 9:00 a.m., local time, at our offices located at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002.

Purpose

        At the special meeting, our common unitholders will be asked to consider and vote on the LTIP Proposal.

Record Date and Quorum Requirement

        We have fixed July 30, 2010, as the record date. Only holders of record of our common units as of the close of business on the record date will be entitled to receive notice of, and to vote at, the special meeting. As of July 30, 2010, there were approximately 83,287,077 of our common units issued and outstanding held by approximately 131 holders of record.

        Each holder of record of our common units at the close of business on the record date is entitled to one vote for each common unit then held on each matter submitted to a vote of unitholders at the special meeting.

        At the special meeting, the presence, in person or by proxy, of unitholders holding a majority of the common units outstanding as of the record date represented in person or by proxy will constitute a quorum for the special meeting.

        If you are a record holder on the record date and vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Proxies received but marked as abstentions will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. Broker non-votes will not be counted for the purposes of determining if there is a quorum. A broker non-vote occurs when a bank, broker or other nominee holding units for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Voting by Proxy

        Holders of record can ensure that their units are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote. If you hold your units through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with this proxy statement.

Voting Via Telephone or the Internet

        Voting via telephone or the Internet is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with Delaware law, allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m., New York time, on September 16, 2010.

        If you own your common units in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your units are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

        If you own your common units in your own name, you may revoke your proxy at any time before it is voted at the special meeting by:

  •
  timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or the internet as described in this proxy statement;

  •
  delivering written notice bearing a later date than your proxy that you have revoked your proxy to the Secretary of Eagle Rock prior to the special meeting, at P.O. Box 2968, Houston, Texas 77252-2968; or

  •
  attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute revocation of a proxy.

        If your units are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Who to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please contact Morrow & Co., LLC, our proxy solicitor, at:

  Morrow & Co., LLC
  470 West Avenue—3rd Floor
  Stamford, CT 06902
  E-mail: EROC.info@morrowco.com
  Banks and Brokerage Firms, please call (203) 658-9400
  Unitholders, please call (800) 607-0088

Voting at the Special Meeting

        Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your units are held in "street name," which means your units are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the units authorizing you to vote at the special meeting. Please contact your broker, bank or nominee for specific instructions.

Vote Required at the Special Meeting; How Units are Voted

        The LTIP Proposal requires the approval of a majority of the votes cast by our unitholders. In addition, a quorum of more than 50% of our outstanding common units present in person or by proxy is required for us to conduct the proposed business at the special meeting.

        Pursuant to our current partnership agreement, our general partner may authorize its designated chairman of the special meeting to adjourn the special meeting. Subject to revocation, all common units represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote "FOR" the approval of the LTIP Proposal, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

        Abstentions will have the same affect as a vote against the LTIP Proposal. Broker non-votes will not be considered votes cast, and thus will have no effect on the vote to approve the LTIP Proposal, assuming that we have a quorum.

        The proxy card confers discretionary authority on the persons named on the proxy card to vote the common units represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

        As of July 30, 2010, the directors and executive officers of G&P beneficially owned, in the aggregate, common units representing approximately 30.5% of our outstanding common units. We believe that the members of our board of directors and the executive officers of G&P intend to vote all of their common units "FOR" the approval of the LTIP Proposal.

Proxy Solicitation

        This proxy statement is being furnished in connection with our solicitation of proxies. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of unitholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our common units. The directors, officers and regular employees of the Partnership and G&P may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. We have retained Morrow & Co., LLC, a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee estimated not to exceed $6,000 plus expenses. We may reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of our common units.

 HOUSEHOLDING MATTERS

        Unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any unitholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Investor Relations Department at (281) 408-1200 or write to Eagle Rock Energy Partners, L.P., P.O. Box 2968, Houston, Texas, 77252-2968, Attention: Investor Relations. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the unitholder of record.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. We will make these materials available for inspection and copying by any of our unitholders, or a representative of any unitholder who is so designated in writing, at its executive offices during regular business hours.

        We also make available on our website (www.eaglerockenergy.com) under "Investor Relations" the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports that we file. Unless explicitly stated otherwise herein, the information on our website is not incorporated by reference into this proxy statement.

        Common unitholders may read and copy any reports, statements or other information that we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

        We will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to us at the following address and telephone number:

  P.O. Box 2968
  Houston, Texas 77252-2968
  Attention: Investor Relations
  (281) 408-1200

or to our proxy solicitation agent at :

  Morrow & Co., LLC
  470 West Avenue—3rd Floor
  Stamford, CT 06902
  E-mail: EROC.info@morrowco.com
  Banks and Brokerage Firms, please call (203) 658-9400
  Unitholders, please call (800) 607-0088

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SPECIAL
MEETING TO BE HELD ON SEPTEMBER 17, 2010

        The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the Special Meeting are available at http://www.eaglerockenergy.com.

EAGLE ROCK ENERGY PARTNERS
LONG TERM INCENTIVE PLAN

(As Amended and Restated Effective                                    , 2010)

        The Eagle Rock Energy Partners Long Term Incentive Plan (the "Plan") is hereby amended and restated effective                                    , 2010 (the "Effective Date"), by Eagle Rock Energy G&P, LLC, a Delaware limited liability company (the "General Partner"), the general partner of Eagle Rock Energy GP, L.P., a Delaware limited partnership ("ERGP"), which is, in turn, the general partner of Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the "Partnership").

R E C I T A L S

        WHEREAS, the Plan was adopted October 25, 2006 and was subsequently amended effective May 15, 2008 and February 4, 2009; and

        WHEREAS, the General Partner desires to amend and restate the Plan to increase the number of Units available for issuance under the Plan, subject to approval by the unitholders of the Partnership, and to make certain other changes to the Plan; provided, that (i) the 1,000,000 Units originally available for issuance under the Plan shall be actually delivered pursuant to Awards under the Plan no later than October 25, 2016 and (ii) the 1,000,000 Units made available for issuance under the amendment to the Plan on May 15, 2008 shall be actually delivered pursuant to Awards under the Plan no later than May 15, 2018, in each case including any such Units that are withheld from an Award to satisfy tax withholding obligations or that are subject to an Award that is forfeited, cancelled, exercised or otherwise terminated or that expires without the actual delivery of Units and that become available for subsequent grants under the Plan.

        NOW, THEREFORE, the Plan is hereby amended and restated in its entirety, effective as of the Effective Date.

        Section 1.    Purpose of the Plan.    The Plan is intended to promote the interests of the General Partner, the Partnership and their Affiliates by providing to Employees, Consultants and Directors incentive compensation awards based on Units to encourage superior performance. The Plan is also contemplated to enhance the ability of the General Partner, the Partnership and their Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership.

        Section 2.    Definitions.    As used in the Plan, the following terms shall have the meanings set forth below:

        (a)   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        (b)   "Award" means an Option, Unit Appreciation Right, Restricted Unit, Phantom Unit, Substitute Award, Unit Award or Other Unit Based Award granted under the Plan, and shall include any tandem DERs granted with respect to an Award.

        (c)   "Award Agreement" means the written or electronic agreement by which an Award shall be evidenced.

        (d)   "Board" means the Board of Directors of the General Partner.

        (e)   "Change of Control" means, the occurrence of one of the following:

            (i)  the consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any "person" or "group" (within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act) such that afterwards such person or group has 40% or more of either (A) the then outstanding common equity securities of the Partnership (the "Outstanding Equity") or (B) the combined voting power of the then outstanding voting securities of the Partnership (the "Outstanding Voting Securities"); provided, however, that for purposes of this subclause (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Partnership, (2) any acquisition by the Partnership, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Partnership or any of its Affiliates, (4) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B) or (C) of subclause (iv) below, or (5) any acquisition by any member of the NGP Group unless, prior to such acquisition but following the Effective Date, the aggregate ownership of members of the NGP Group has been reduced to less than 20% of both the Outstanding Equity and the Outstanding Voting Securities; or

           (ii)  the acquisition of beneficial ownership by any person or group of 40% or more of the combined voting power of the then outstanding voting securities of ERGP and/or the General Partner (the "GP Outstanding Voting Securities"); provided, however, that for purposes of this subclause (ii), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Partnership or any of its subsidiaries, (B) any transaction that is subject to subclause (iv) below, or (C) any acquisition of beneficial ownership of GP Outstanding Voting Securities solely by virtue of an acquisition of Outstanding Equity or Outstanding Voting Securities; or

          (iii)  the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership; or

          (iv)  the consummation of a reorganization, merger or consolidation involving the Partnership or a sale or other disposition by the Partnership of all or substantially all of its assets or an acquisition of assets of another entity (a "Business Combination"), in each case, unless following such Business Combination: (A) the Outstanding Equity and Outstanding Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities that represent or are convertible into more than 50% of, respectively, the then outstanding equity securities and the combined voting power of the then outstanding voting securities, as the case may be, of the entity resulting from such Business Combination or the resulting public parent thereof (including, without limitation, any entity that as a result of such transaction owns the Partnership, or all or substantially all of the assets of the Partnership either directly or through one or more subsidiaries), as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Partnership or the entity resulting from the Business Combination or the resulting public parent thereof, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding equity securities of the entity resulting from such Business Combination or the resulting public parent thereof, as the case may be, or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership existed with respect to the Partnership prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing entity of the entity resulting from such Business Combination or the resulting public parent thereof, as the case may be, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; provided, however, that clauses (A), (B) and (C) of this subclause (iv) shall not apply if the entity resulting from the Business Combination or the resulting public parent thereof, as the case may be, is a limited partnership unless 100% of the combined voting power of the voting securities of the general partner thereof is owned, directly or indirectly, by such limited partnership; or

           (v)  individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.

        (f)    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        (g)   "Committee" means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

        (h)   "Consultant" means an individual who renders consulting or advisory services to the General Partner or an Affiliate thereof, other than a member of the NGP Group.

        (i)    "DER" means a distribution equivalent right, being a contingent right, granted in tandem with a specific Award (other than a Restricted Unit or Unit Award), to receive with respect to each Unit subject to the Award an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

        (j)    "Director" means a member of the Board or the board of an Affiliate of the General Partner who is not an Employee or a Consultant (other than in that individual's capacity as a Director).

        (k)   "Employee" means an employee of the General Partner or an Affiliate of the General Partner, other than a member of the NGP Group.

        (l)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (m)  "Fair Market Value" means, on any relevant date, the closing sales price of a Unit on the principal national securities exchange or other market in which trading in Units occurs on the last market trading day prior to the applicable day (or, if there is no trading in the Units on such date, on the next preceding day on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a national securities exchange or other market at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in good faith using a "reasonable application of a reasonable valuation method" within the meaning of Treasury Regulation Section 1.409A-l(b)(5)(iv)(B).

        (n)   "Incumbent Board" means the portion of the Board constituted of the individuals who are members of the Board as of the date this Plan is effective and any other individual who becomes a director of the Company after such date and who is either (i) an Appointed Director (as such term is defined in the Partnership Agreement), (ii) a Management Director (as such term is defined in the Partnership Agreement), or (iii) an Elected Director (as such term is defined in the Partnership Agreement) who was nominated to serve on the Board by a vote of at least a majority of the Elected Directors then serving on the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

        (o)   "NGP Group" shall mean Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., Natural Gas Partners, L.L.C. d/b/a NGP Energy Capital Management, and their respective Affiliates (other than the Partnership, the General Partner, ERGP and their respective subsidiaries) and their Affiliate's respective directors, officers, shareholders, members, managers, representatives of management committees and employees (and members of their respective families and trusts for the primary benefit of such family members).

        (p)   "Option" means an option to purchase Units granted under the Plan.

        (q)   "Other Unit Based Awards" means Awards granted to an Employee, Director or Consultant pursuant to Section 6(e) hereof.

        (r)   "Participant" means an Employee, Consultant or Director granted an Award under the Plan.

        (s)   "Partnership Agreement" means the Agreement of Limited Partnership of the Partnership, as it may be amended or amended and restated from time to time.

        (t)    "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

        (u)   "Phantom Unit" means a notional Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

        (v)   "Restricted Period" means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is either not exercisable by or payable to the Participant, as the case may be.

        (w)  "Restricted Unit" means a Unit granted under the Plan that is subject to a Restricted Period.

        (x)   "Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

        (y)   "SEC" means the Securities and Exchange Commission, or any successor thereto.

        (z)   "Substitute Award" means an award granted pursuant to Section 6(g) of the Plan.

        (aa) "UDR" means a distribution made by the Partnership with respect to a Restricted Unit.

        (bb) "Unit" means a Common Unit of the Partnership.

        (cc) "Unit Appreciation Right" means a contingent right granted to an Employee, Director or Consultant pursuant to Section 6(b) that entitles the holder to receive, in cash or Units, as determined by the Committee in its sole discretion, an amount equal to the excess of the Fair Market Value of a Unit on the exercise date of the Unit Appreciation Right (or another specified date) over the exercise price of the Unit Appreciation Right.

        (dd) "Unit Award" means an award granted pursuant to Section 6(d) of the Plan.

        Section 3.    Administration.

        (a)    Authority of the Committee.    The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the following and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the General Partner, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation all references in the Plan to the "Committee", other than in Section 7, shall be deemed to include the Chief Executive Officer. Any such delegation shall not limit the Chief Executive Officer's right to receive Awards under the Plan; provided, however, the Chief Executive Officer may not grant Awards to himself, a Director or any executive officer of the General Partner or an Affiliate, or take any action with respect to any Award previously granted to himself, a person who is an executive officer or a Director. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate

Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including, without limitation, the General Partner, the Partnership, any Affiliate, any Participant, and any beneficiary of any Participant.

        (b)    Limitation of Liability.    The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the General Partner, the Partnership or their Affiliates, the General Partner's or the Partnership's legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the General Partner, the Partnership or any of their Affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the General Partner with respect to any such action or determination.

        Section 4.    Units.

        (a)    Limits on Units Deliverable.    Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered with respect to Awards under the Plan, since its original inception, is 7,000,000 Units that can be used to make any Award of any type under the Plan. Units withheld from an Award to satisfy the Partnership's or an Affiliate's tax withholding obligations with respect to the Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan (including Units not delivered in connection with the exercise of an Option or Unit Appreciation Right). There shall not be any limitation on the number of Awards that may be granted and paid in cash.

        (b)    Sources of Units Deliverable Under Awards.    Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

        (c)    Anti-dilution Adjustments.    With respect to any "equity restructuring" event that could result in an additional compensation expense to the General Partner or the Partnership pursuant to the provisions of FASB Accounting Standards Codification, Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such restructuring event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted after such event. With respect to any other similar event that would not result in an accounting charge under FASB Accounting Standards Codification, Topic 718 if the adjustment to

Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event.

        Section 5.    Eligibility.    Any Employee, Consultant or Director shall be eligible to be designated a Participant and receive an Award under the Plan. Notwithstanding the foregoing, Employees, Consultants and Directors that provide services to Affiliates that are not considered a single employer with the Partnership under Code Section 414(b) or Code Section 414(c) shall not be eligible to receive Awards which are subject to Code Section 409A until the Affiliate adopts this Plan as a participating employer in accordance with Section 10.

        Section 6.    Awards.

        (a)    Options.    The Committee may grant Options which are intended to comply with Treasury Regulation Section 1.409A-l(b)(5)(i)(A) only to Employees, Consultants or Directors performing services for the Partnership or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a "controlling interest" in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the Employee, Consultant or Director performs services. For purposes of this Section 6(a), "controlling interest" means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; or (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate. The Committee may grant Options that are otherwise exempt from or compliant with Code Section 409A to any eligible Employee, Consultant or Director. The Committee shall have the authority to determine the number of Units to be covered by each Option, the purchase price therefor and the Restricted Period and other conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

          (i)    Exercise Price.    The exercise price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but, except with respect to Substitute Awards, may not be less than the Fair Market Value of a Unit as of the date of grant of the Option.

          (ii)    Time and Method of Exercise.    The Committee shall determine the exercise terms and the Restricted Period with respect to an Option grant, which may include, without limitation, a provision for accelerated vesting upon the achievement of specified performance goals or other events, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the General Partner, a "cashless-broker" exercise through procedures approved by the General Partner, or any combination of methods, having a Fair Market Value on the exercise date equal to the relevant exercise price.

          (iii)    Forfeitures.    Except as otherwise provided in the terms of the Option grant, upon termination of a Participant's employment with the General Partner and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all unvested Options shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Options; provided that the waiver contemplated under this Section 6(a)(iii) shall be effective only to the extent that such waiver will not cause the Participant's Options that are designed to satisfy Code Section 409A to fail to satisfy such section.

        (b)    Unit Appreciation Rights.    The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant, whether Units or cash shall be delivered upon exercise, the exercise price therefor and the conditions and limitations applicable to the exercise of the Unit Appreciation Rights, including the following terms and conditions and such additional terms and conditions as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

          (i)    Exercise Price.    The exercise price per Unit Appreciation Right shall be determined by the Committee at the time the Unit Appreciation Right is granted but, except with respect to Substitute Awards, may not be less than the Fair Market Value of a Unit as of the date of grant of the Unit Appreciation Right.

          (ii)    Time of Exercise.    The Committee shall determine the Restricted Period and the time or times at which a Unit Appreciation Right may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals or other events.

          (iii)    Forfeitures.    Except as otherwise provided in the terms of the Unit Appreciation Right grant, upon termination of a Participant's employment with or service to the General Partner, the Partnership and their Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Unit Appreciation Rights awarded to the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Unit Appreciation Rights.

        (c)    Restricted Units and Phantom Units.    The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units or Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards.

          (i)    UDRs.    To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the Award Agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction at the same time as cash distributions are paid by the Partnership to its unitholders. Notwithstanding the foregoing, UDRs shall only be paid in a manner that is either exempt from or in compliance with Code Section 409A.

          (ii)    Forfeitures.    Except as otherwise provided in the terms of the Restricted Units or Phantom Units Award Agreement, upon termination of a Participant's employment with, or consultant services to, the General Partner and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Units and Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant's Restricted Units and/or Phantom Units; provided that the waiver contemplated under this Section 6(c)(ii) shall be effective only to the extent that such waiver will not cause the Participant's Restricted Units and/or Phantom Units that are designed to satisfy Code Section 409A to fail to satisfy such section.

          (iii)  Lapse of Restrictions.

            (A)    Phantom Units.    Upon the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

            (B)    Restricted Units.    Upon the vesting of each Restricted Unit, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

        (d)    Unit Awards.    A Unit Award of Units not subject to a Restricted Period may be granted under the Plan to any Employee, Consultant or Director as a bonus or additional compensation or in lieu of cash compensation the individual is otherwise entitled to receive, in such amounts as the Committee determines to be appropriate.

        (e)    Other Unit Based Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Units, as deemed by the Committee to be consistent with the purposes of this Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Units, purchase rights for Units, Awards with value and payment contingent upon performance of the Partnership or any other factors designated by the Committee, and Awards valued by reference to the book value of Units or the value of securities of or the performance of specified Affiliates of the General Partner or the Partnership. The Committee shall determine the terms and conditions of such Awards. Units delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(e) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Units, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under this Plan, may also be granted pursuant to this Section 6(e).

        (f)    DERs.    To the extent provided by the Committee, in its discretion, an Award (other than a Restricted Unit or Unit Award) may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, DERs shall be paid to the Participant without restriction at the same time as cash distributions are paid by the Partnership to its unitholders. Notwithstanding the foregoing, DERs shall only be paid in a manner that is either exempt from or in compliance with Code Section 409A.

        (g)    Substitute Awards.    Awards may be granted under the Plan in substitution for similar awards held by individuals who become Employees, Consultants or Directors as a result of a merger, consolidation or acquisition by the Partnership or an Affiliate of another entity or the assets of another entity. Such Substitute Awards that are Options may have exercise prices less than the Fair Market Value of a Unit on the date of the substitution if such substitution complies with Code Section 409A and the Treasury Regulations thereunder.

        (h)   General.

          (i)    Awards May Be Granted Separately or Together.    Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Partnership or any Affiliate. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Partnership or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards. Notwithstanding the foregoing but subject to Section 7(c) of the Plan, without the approval of unitholders, the Committee will not (i) exchange or substitute previously granted Options or Unit Appreciation Rights in a transaction that constitutes a "repricing" as such term is used in Rule 5635(c) of the NASDAQ Listing Rules, as amended from time to time, or (ii) cause the General Partner, ERGP, or the Partnership to offer to purchase or exchange for cash Options or Unit Appreciation Rights if, at the time of such offer, the Fair Market Value of a Unit is less than the exercise price of such Options or Unit Appreciation Rights.

          (ii)    Performance Conditions.    The right of a Participant to exercise or receive, and/or the vesting or settlement of, any Award and the timing thereof may be subject to such performance conditions as may be specified by the Committee. The Committee shall establish any such performance conditions and goals based on one or more business criteria for the General Partner and/or the Partnership, on a consolidated basis, and/or for specified Affiliates or business or geographical units of the Partnership, as determined by the Committee in its discretion, which may include (but are not limited to) one or more of the following: (A) earnings per Unit, (B) increase in revenues, (C) increase in cash flow, (D) increase in cash flow from operations, (E) increase in cash follow return, (F) return on net assets, (G) return on assets, (H) return on investment, (I) return on capital, (J) return on equity, (K) economic value added, (L) operating margin, (M) contribution margin, (N) net income, (O) net income per Unit, (P) pretax earnings, (Q) pretax earnings before interest, depreciation and amortization, (R) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, (S) total unitholder return, (T) debt reduction, (U) market share, (V) change in the Fair Market Value of the Units, (W) operating income, and (X) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparable companies.

          (iii)    Limits on Transfer of Awards.

            (A)  Except as provided in Section 6(h)(iii)(C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant's lifetime, or by the Person to whom the Participant's rights shall pass by will or the laws of descent and distribution.

            (B)  Except as provided in Section 6(h)(iii)(C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the General Partner, the Partnership or any Affiliate.

            (C)  To the extent specifically provided by the Committee with respect to an Option or Unit Appreciation Right, an Option or Unit Appreciation Right may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

          (iv)    Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee.

          (v)    Unit Certificates.    All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

          (vi)    Consideration for Grants.    Awards may be granted for such consideration, including services, as the Committee shall determine.

          (vii)    Delivery of Units or other Securities and Payment by Participant of Consideration.    Notwithstanding anything in the Plan or any Award Agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the General Partner is not reasonably able to obtain Units to deliver pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the General Partner.

          (viii)    Change of Control.    No Award that constitutes a "deferral of compensation" within the meaning of Treasury Regulation Section 1.409A-1(b), whether by design, due to a subsequent modification in the terms and conditions of such Award or as a result of a change in applicable law following the date of grant of such Award, and that is not exempt from Section 409A of the Code pursuant to an applicable exemption (any such Award, a "409A Award") shall become exercisable, or be settled or otherwise paid or distributed, pursuant to the Plan or the applicable Award Agreement, as a result of a Change of Control, unless the event constituting such Change of Control also constitutes a "change in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the General Partner or the Partnership within the meaning of Treasury Regulation Section 1.409A-3(i)(5); except that, to the extent permitted under Section 409A and the Treasury Regulations promulgated thereunder, the time of exercise, payment or settlement of a 409A Award shall be accelerated, or payment shall be made under the Plan in respect of such Award, upon the occurrence of a Change of Control, as determined by the Committee in its discretion, to the extent necessary to pay income, withholding, employment or other taxes imposed on such 409A Award. To the extent any 409A Award does not become exercisable or is not settled or otherwise payable upon a Change of Control as a result of the limitations described in the preceding sentence, it shall become exercisable or be settled or otherwise payable upon the occurrence of an event that qualifies as a permissible time of distribution in respect of such 409A Award under Section 409A and the Treasury Regulations promulgated thereunder, the Plan and the terms of the governing Award Agreement.

          (ix)    Additional Agreements.    Each Employee, Consultant or Director to whom an Award is granted under this Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Person's termination of services with the General Partner, the Partnership or their Affiliates to a general release of claims and/or a noncompetition agreement in favor of the General Partner, the Partnership, and their Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

        Section 7.    Amendment and Termination.    Except to the extent prohibited by applicable law:

        (a)    Amendments to the Plan.    Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or any other Person.

        (b)    Amendments to Awards.    Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant. Notwithstanding the foregoing, the Board may amend the Plan or an Award to cause such Award to be exempt from Code Section 409A or to comply with the requirements of Code Section 409A or any other applicable law.

        (c)    Actions Upon the Occurrence of Certain Events.    Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Partnership, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

            (i)  provide for either (A) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant's rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant's rights, then such Award may be terminated by the General Partner without payment); provided, that, in the event the occurrence giving rise to the Committee's exercise of its powers under this Section 7(c) is a transaction pursuant to which the Partnership or the General Partner is survived by a successor entity with a readily tradable security, the Committee shall not have the authority to terminate and cash out any such Award pursuant to this Section 7(c)(i)(A) but will instead but required to provide for the assumption of such Awards by the successor or survivor entity in accordance with Section 7(c)(ii) below, or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

           (ii)  provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

          (iii)  make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

          (iv)  provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

           (v)  provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, (i) any such action contemplated under this Section 7 shall be effective only to the extent that such action will not cause any Award that is designed to satisfy Code Section 409A to fail to satisfy such section, and (ii) with respect to an above event that is an "equity restructuring" event that would be subject to a compensation expense pursuant to FASB Accounting Standards Codification, Topic 718, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7.

        Section 8.    General Provisions.

        (a)    No Rights to Award.    No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

        (b)    Tax Withholding.    Unless other arrangements have been made that are acceptable to the General Partner or an Affiliate, the Partnership or Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the General Partner or Affiliate to satisfy its withholding obligations for the payment of such taxes.

        (c)    No Right to Employment or Services.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the General Partner or any Affiliate or to remain on the Board, as applicable. Furthermore, the General Partner or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or other agreement.

        (d)    Governing Law.    The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas without regard to its conflicts of laws principles.

        (e)    Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

        (f)    Other Laws.    The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the General Partner by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

        (g)    No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the General Partner or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the General Partner or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the General Partner or such Affiliate.

        (h)    No Fractional Units.    No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

        (i)    Headings.    Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

        (j)    Facility Payment.    Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the General Partner shall be relieved of any further liability for payment of such amounts.

        (k)    Participation by Affiliates.    In making Awards to Employees employed by an entity other than the General Partner, the Committee shall be acting on behalf of the Affiliate, and to the extent the Partnership has an obligation to reimburse the Affiliate for compensation paid for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to the Affiliate.

        (l)    Gender and Number.    Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

        (m)    Code Section 409A.    Notwithstanding any other provision of the Plan to the contrary, any Award subject to Code Section 409A is intended to satisfy the application of Code Section 409A to the Award.

        (n)    No Guarantee of Tax Consequences.    None of the Board, the Committee, the Partnership nor the General Partner makes any commitment or guarantee that any federal, state or local tax treatment will (or will not) apply or be available to any Participant.

        (o)    Specified Employee under Code Section 409A.    Subject to any other restrictions or limitations contained herein, in the event that a "specified employee" (as defined under Code Section 409A and the Treasury Regulations thereunder) becomes entitled to a payment under an Award which is a 409A Award on account of a "separation from service" (as defined under Code Section 409A and the Treasury Regulations thereunder), such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six month period described herein will be aggregated and paid in a lump sum without interest.

        Section 9.    Term of the Plan.    The Plan shall be effective on the date of its approval by the Board and shall continue until the earliest of (i) the date terminated by the Board, (ii) all Units available under the Plan have been paid to Participants, or (iii) the 10th anniversary of the date the Plan, as amended and restated, is approved by the Board. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, however, any Award granted prior to such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

        Section 10.    Adoption by Affiliates.    With the consent of the Committee, any Affiliate that is not considered a single employer with the Partnership under Code Section 414(b) or Code Section 414(c) may adopt the Plan for the benefit of its Employees, Consultants or Directors by written instrument delivered to the Committee before the grant to such Affiliate's Employees, Consultants or Directors under the Plan of any 409A Award.

        IN WITNESS WHEREOF, this Plan has been executed on                                    , 2010.

EAGLE ROCK ENERGY PARTNERS, L.P.
By:	Eagle Rock Energy GP, L.P., its General Partner
	By:	Eagle Rock G&P, LLC, its General Partner
By:
Name:
Title:

SPECIAL MEETING OF UNITHOLDERS OF EAGLE ROCK ENERGY PARTNERS, L.P. September 17, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15010 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Unitholder Date: Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To approve the terms of the Amended and Restated Eagle Rock Energy Partners, L.P. Long Term Incentive Plan. This proxy when properly executed will be voted in the manner directed herein by the undersigned unitholder. Proxy cards properly executed and returned without direction will be voted "FOR" each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 00030000000000000000 4 091710 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature of Unitholder Date: Signature of Unitholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To approve the terms of the Amended and Restated Eagle Rock Energy Partners, L.P. Long Term Incentive Plan. This proxy when properly executed will be voted in the manner directed herein by the undersigned unitholder. Proxy cards properly executed and returned without direction will be voted "FOR" each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. SPECIAL MEETING OF UNITHOLDERS OF EAGLE ROCK ENERGY PARTNERS, L.P. September 17, 2010 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your common units in person by attending the Special Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL LISTED BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 00030000000000000000 4 091710 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15010

14475 EAGLE ROCK ENERGY PARTNERS, L.P. SPECIAL MEETING OF UNITHOLDERS SEPTEMBER 17, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EAGLE ROCK G&P, LLC The undersigned holder of common units of Eagle Rock Energy Partners, L.P. ("EROC"), a Delaware limited partnership, hereby acknowledges receipt of the Notice of Special Meeting of Unitholders and Proxy Statement, each dated August 3, 2010, and revoking all prior proxies, hereby appoints Joseph A. Mills, Jeffrey P. Wood and Charles C. Boettcher (together, the "Proxies"), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all of the common units which the undersigned may be entitled to vote at the special meeting of unitholders of EROC to be held at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002, at 9:00 a.m., Houston, Texas time, on September 17, 2010, and at any adjournment or postponement thereof, on the matters set forth in this proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponement thereof, in accordance with the following instructions: (Continued and to be signed on the reverse side.)